Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

BELMAR MIDCO, INC.,

INNOVATIONS GROUP, INC.,

UPHEALTH HOLDINGS, INC.

AND

UPHEALTH, INC.

DATED FEBRUARY 26, 2023

(i)

SECTION 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER PARTIES.		48

4.1	Authority, Power and Enforceability	48
4.2	No Conflicts; Required Filings and Consents	49
4.3	Title to Shares	49
4.4	Litigation	49
4.5	No Brokers	49
4.6	SEC Filings; Sarbanes-Oxley	49
4.7	Vote Required	51

SECTION 5. REPRESENTATIONS AND WARRANTIES CONCERNING BUYER		51

5.1	Organization and Qualification	51
5.2	Authority, Power and Enforceability	52
5.3	No Conflicts; Required Filings and Consents	52
5.4	Investment Intent	52
5.5	No Brokers	52
5.6	Equity Commitment Letter; Financing	53
5.7	Independent Investigation; No Reliance	53

SECTION 6. PRE-CLOSING COVENANTS AND AGREEMENTS		54

6.1	Further Actions	54
6.2	Operation of the Business	54
6.3	Access and Investigation	56
6.4	Notifications	57
6.5	Financing Cooperation	57
6.6	Exclusivity	59
6.7	Cash	60
6.8	Representations and Warranty Insurance Policy	60
6.9	McKesson Transition	60
6.10	Transition Services Agreement	61
6.11	Intercompany Accounts	61

SECTION 7. POST-CLOSING COVENANTS AND AGREEMENTS		61

7.1	Confidentiality	61
7.2	Tax Matters	62
7.3	Further Assurances	65
7.4	Non-Competition; Non-Solicitation	65
7.5	Insurance	67

SECTION 8. CONDITIONS TO CLOSING		67

8.1	Conditions to Closing Obligations of the Seller	67
8.2	Conditions to Closing Obligations of Buyer	68

SECTION 9. INDEMNIFICATION AND RELATED MATTERS; EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES DISCLAIMER		71

9.1	Survival; No Recourse	71
9.2	Indemnification	72
9.3	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES; DISCLAIMER	74

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SECTION 10. TERMINATION		74

10.1	Termination Events	74
10.2	Effect of Termination	75

SECTION 11. MISCELLANEOUS		76

11.1	Amendment	76
11.2	Waiver	76
11.3	Specific Performance; Limited Recourse Against Debt Financing Sources	76
11.4	Expenses	77
11.5	Notices	77
11.6	Binding Agreement; Assignment	78
11.7	Severability	78
11.8	Construction; Interpretation	78
11.9	Captions	79
11.10	Entire Agreement	79
11.11	Counterparts	79
11.12	Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial	80
11.13	Parties in Interest	81
11.14	Press Releases and Announcements; Confidentiality	81
11.15	Attorney-Client Privilege and Conflict Waiver	82
11.16	Disclosure Schedule	83

INDEX OF EXHIBITS

Exhibit A	–	Form of Release Agreement
Exhibit B	–	Form of Escrow Agreement

INDEX OF SCHEDULES

Schedule 1.1(a)	–	Copy of RWI Policy
Schedule 1.1(b)	–	Illustrative Example of Working Capital
Schedule 6.1(b)(i)	–	CHOW Filings
Schedule 6.1(b)(ii)	–	Certain CHOW Filings
Schedule 6.2(a)	–	Operation of the Business
Schedule 6.2(b)	–	Permitted Actions
Schedule 8.2(e)(viii)	–	Material Consents
Schedule 8.2(e)(ix)	–	Payoff Letters
Schedule 9.2(a)(i)	–	Indemnified Matters

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 26, 2023, by and among Belmar MidCo, Inc., a Delaware corporation (“Buyer”), Innovations Group, Inc., a Utah corporation (the “Company”), UpHealth Holdings, Inc., a Delaware corporation (the “Seller”), and UpHealth, Inc., a Delaware corporation (the “Seller Parent”). The Seller Parent and the Seller are referred to herein as the “Seller Parties.”

WHEREAS, the Seller owns all of the issued and outstanding common shares, no par value per share (the “Shares”), of the Company, which Shares constitute, and will constitute as of the Closing (as defined hereinafter), all of the issued and outstanding capital stock of the Company;

WHEREAS, the Seller Parent owns all of the issued and outstanding shares of Common Stock, par value $0.000001 per share, of the Seller, which shares constitute, and will constitute as of the Closing, all of the issued and outstanding capital stock of the Seller;

WHEREAS, concurrently with the execution of this Agreement, and as a further inducement to Buyer to enter into this Agreement, the Seller Parties have entered into a Release Agreement (the “Release Agreement”) made in favor of the Company, Buyer and other parties described therein, in the form attached hereto as Exhibit A, to be effective as of the Closing Date; and

WHEREAS, pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Seller will sell to Buyer, and Buyer will purchase from the Seller, all of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounting Policies” means GAAP and, to the extent consistent with GAAP, the accounting methods, policies, practices, principles and procedures, including classification and estimation methodologies used in the preparation of the Historic Financial Statements as of December 31, 2021.

“Action” means any action, claim, suit, litigation, proceeding, hearing, arbitration, mediation, audit, inquiry, dispute, grievance, qui tam action, examination, investigation or other proceeding, at law or in equity, whether civil, criminal, administrative, judicial, investigative or appellate, and whether commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Actual Adjustment” means an amount (expressed as a positive or a negative number) equal to the Final Calculation of the Closing Cash Purchase Price minus the Closing Cash Purchase Price as set forth in the Estimated Statement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated pursuant to each of the foregoing laws.

“Ancillary Agreements” means the Release Agreement, the Equity Commitment Letter, the Escrow Agreement, the Disclosure Schedules and each of the other documents and instruments to be executed and/or delivered pursuant to or as contemplated by (but, for the avoidance of doubt, excluding) this Agreement.

“Applicable Privacy Laws” means (a) all applicable Laws and industry self-regulatory programs binding upon any Group Company concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure and/or disposal of Personal Information including, without limitations, HIPAA, HITECH, state consumer protection Laws, state breach notification Laws, state social security number protection Laws, state consumer privacy Laws, the Federal Trade Commission Act, the federal Privacy Act of 1974, the Telephone Consumer Protection Act, the Fair Credit Reporting Act and its state law equivalents, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Massachusetts Data Security Regulations (201 CMR 17.00 et seq.), the Children’s Online Privacy Protection Act, each as amended from time to time, and (b) all applicable rules and standards established by the credit card brands and the PCI Security Standards Council, including the Data Security Standard.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York, or in San Francisco, California or North Salt Lake, Utah.

“Buyer Parent” means Belmar Holdings, Inc., a Delaware corporation.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act for 2020.

“Cash and Cash Equivalents” means, as of any date, all cash, cash equivalents (including marketable securities and short-term investments) and cash deposits of the Group Companies, determined on a consolidated basis in accordance with the Accounting Policies (net of outstanding checks delivered by any Group Company to any third party that have not been cleared or been credited as of the Closing Date); provided, that, for purposes of clarity, Cash and Cash Equivalents shall not include any security deposits or other similar restricted cash that may not be freely distributed among the Group Companies (for purposes of clarity, without respect to restrictions under customary account deposit agreements, wire transfer fees and other similar immaterial restrictions), Tax refunds which have not been received as of the time of determination of Cash and Cash Equivalents or any other Tax assets.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.

“Closing Cash” means Cash and Cash Equivalents as of 11:59 p.m. Pacific Time on the day immediately prior to the Closing Date.

“Closing Cash Purchase Price” means an amount equal to: (a) $56,000,000 minus (b) the amount of Indebtedness of the Group Companies outstanding as of immediately prior to the Closing, provided that Pre-Closing Taxes shall be calculated as of the end of the day on the Closing Date in a manner consistent with Section 7.2(e), minus (c) the amount of Transaction Expenses payable as of immediately prior to the Closing, plus (d) the amount of any Working Capital Adjustment Amount (which may be a positive or negative number), minus (e) the Escrow Amount.

“Code” means the U.S. Internal Revenue Code of 1986 and any successor statute, each as amended and in effect from time to time.

“Company Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Company Subsidiaries” means any subsidiary of the Company, including: (i) MedQuest Pharmacy, Inc., a Delaware corporation; (ii) Medical Horizons, Inc., a Delaware corporation; (iii) WorldLink Medical, Inc., a Utah corporation; and (iv) Pinnacle Labs Inc., a Delaware corporation.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral), in each instance to which any Group Company is a party or by any Group Company’s assets are bound.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Debt Financing Sources Related Parties” means (a) any former, current or future Affiliate of any Debt Financing Source; and (b) the former, current and future partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholder, members, successors and assigns of any Debt Financing Source or any Person described in clause (a) of this definition.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto and incorporated by reference herein, dated as of the date hereof, delivered by the Company and the Seller Parties to Buyer in connection with this Agreement.

“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all contractual obligations, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Equity Commitment Letter” means the equity commitment letter executed by Webster Capital IV, L.P., a Delaware limited partnership, Buyer and Buyer Parent, as provided to the Seller on the date hereof.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other equity interest (however designated) in such Person, (b) any option, warrant, purchase right, subscription right, call right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person and (c) any other interest or participation (including phantom shares, units or interests) which would entitle any other Person to acquire any such interest in such Person or any proceeds thereof.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“Escrow Account” means the account established pursuant to the Escrow Agreement for purposes of holding the Escrow Amount.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means the Escrow Agreement executed by Buyer, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit B.

“Escrow Amount” means $500,000.

“Food Laws” means all Laws applicable to food, dietary supplements, and related operations, including without limitation the Federal Food, Drug, and Cosmetic Act (the “FDCA”), the Dietary Supplement Health and Education Act of 1994, the Bioterrorism Act of 2002, the Dietary Supplement and Nonprescription Drug Consumer Protection Act of 2006, the Dietary Supplement and Nonprescription Drug Consumer Protection Act of 2006, the Fair Packaging and Labeling Act of 1966, the FDA Amendments Act of 2007 and the Food Safety Modernization Act of 2011, all as may be amended from time to time, and all regulations promulgated thereunder, including applicable current Good Manufacturing Practices of the FDA for dietary supplement products.

“Fraud” means actual fraud with intent to deceive (and not constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) committed by a Person in the making of the representations and warranties in this Agreement (as modified by the Disclosure Schedule) or in any certificate delivered pursuant to Section 8.1(d)(ii) or Section 8.2(e)(ii).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority, Power and Enforceability), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries), Section 3.14 (Compliance with Laws and Regulations; Permits), Section 3.24 (No Brokers), Section 4.1 (Authority, Power and Enforceability), Section 4.3 (Title to Shares) and Section 4.5 (No Brokers).

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Governmental Authority” means any federal, state, foreign, local or other governmental department, board, bureau, administrative or regulatory agency, or instrumentality, official, or any political subdivision thereof, or any court, commission, arbitrator, mediator or similar dispute resolution party.

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to, (i) Titles XVIII and XIX of the Social Security Act and Title XXI of the Social Security Act; (ii) the health care programs offered by the U.S. Department of Veterans Affairs; (iii) the Civilian Health and Medical Program of Uniformed Services and TRICARE programs; similar successor programs that are funded, in whole or in part, by the government of the United States of America; and (iv) any other federal, state or local governmental health care programs from which a Group Company receives reimbursement or to which a Group Company submits claims.

“Group Company” means the Company or any Company Subsidiary, and “Group Companies” means the Company and the Company Subsidiaries, collectively.

“Group Company Employee Plan” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in clause (a) above; and (c) plans or arrangements providing compensation to current or former employees, officers or directors, in each case in which any Group Company sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through such plan or arrangement, or if such plan or arrangement provides benefits to or otherwise covers any current or former employee, officer or director of any Group Company (or their spouses, dependents, or beneficiaries).

“Health Care Professional” means any pharmacist, pharmacist technician and other clinical personnel, currently employed or otherwise retained by any Group Company to perform health care services for which a Permit is required under applicable Law.

“Health Care Requirements” means all Laws relating to the regulation, compounding, provision, management or administration of, or payment for the distribution, dispensing and possession of drugs and the provision of other health care products or services, to the extent applicable to any Group Company, including, but not limited to: (a) all Laws and regulations related to billing or submission of claims, reimbursement, or health care fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Stark Law (42 U.S.C. §1395nn and 1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to each of the foregoing statutes, and other federal statutes or regulations governing the submission of claims and the relationships between health care providers, payors and patients, and any comparable self-referral or fraud and abuse Laws promulgated by any state including, without limitation, so-called all payor self-referral or fraud and abuse Laws; (b) any Laws governing the use, disclosure, privacy or security of personal health information, including without limitation, HIPAA, Section 543 of the Federal Public Health Services Act, 42 U.S.C. § 290dd-2, and its implementing regulations, and any state Law or regulation the purpose of which is to protect the privacy of individually-identifiable patient information; (c) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated pursuant to each of the foregoing Laws; (d) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder and Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder, including any and all Medicaid waiver and demonstration programs; (e) applicable Laws and the requirements of Third Party Payor Program; (f) applicable provisions of the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (the “FDCA”), including 21 U.S.C. §333 regarding the prohibited distribution of Human Growth Hormone and 21 U.S.C. §353a and the applicable implementing regulations codified at Title 21, Code of Federal Regulations; (g) any Laws related to the ordering, dispensing, and diversion of controlled substances, including the Controlled Substances Act (21 U.S.C.§801 et seq.) (the “CSA”), as amended, and all other applicable federal and state controlled substances and drug diversion Laws and regulations promulgated thereunder; (h) applicable provisions of the Drug Supply Chain Security Act (as enacted by Title II of Public Law 113-54) and corresponding guidance documents issued by the Food & Drug Administration (“FDA”); (i) Laws governing the practice of pharmacy; (j) Laws governing the practice of telehealth and telemedicine, including pharmacy Laws related thereto; (k) any state or federal licensure, Permit, authorization, accreditation, certification, or Law relating to health care providers, suppliers, Health Care Professionals, facilities, or pharmacies; (l) quality and safety laws, rules or regulations relating to the regulation, storage, provision or administration of, or payment for, health care products or services, including prescription drug products and controlled substances, or the conducting of clinical research (e.g., the FDCA, the CSA, and the Public Health Service Act, (42 U.S.C. §§ 201 et seq.)); (m) state fee-splitting Law or precedent relating to the corporate practice of the learned or licensed healthcare professions; (n) any Laws pertaining to standards of professional conduct, relating to the business of the Group Companies; (o) any state or federal licensure, Permit or authorization Laws relating to the regulation, compounding, provision, or administration of, or billing or payment for, health care products or services including, without limitation, any state licensure, credentialing, or certification requirements limiting the scope of activities of persons acting without such license, credential or certification; (p) the CARES Act; (q) compounding standards promulgated by the United States Pharmacopeia (“USP”), including USP Chapter <795>; and (r) any other requirements of Law relating to the business of the Group Companies, as the foregoing are enacted and in effect prior to or on the Closing Date.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by HITECH, and all Laws promulgated pursuant thereto or in connection therewith, including but not limited to the HIPAA Privacy Rule (45 C.F.R. § 164.500 et seq.).

“HITECH” means the Health Information Technology for Economic and Clinical Health Act, found in the American Recovery and Reinvestment Act of 2009 at Division A, Title XIII and Division B, Title IV and its implementing regulations, including 42 C.F.R. §§ 412, 413, 422 and 495, as amended by the HIPAA Omnibus Rule, issued on January 25, 2013, effective as of March 26, 2013.

“Indebtedness” means as of immediately prior to the Closing any principal, accrued and unpaid interest, fees (including consent or other fees of any type), premiums, penalties (including any so-called make-whole amounts), other amounts (including any costs, fees or expenses or other contractual charges or reimbursement obligations) and other similar Liabilities of the Group Companies determined on a consolidated basis in accordance with the Accounting Policies, with respect to, without duplication: (a) all indebtedness for borrowed money; (b) any obligation evidenced by any note, bond, debenture or other debt security or other similar instrument; (c) any guarantee, surety, undertaking or other commitment by which a Person assures or guarantees a creditor against loss for borrowed money (including contingent reimbursement Liability with respect to letters of credit, banker’s acceptances, or similar credit transactions to the extent then drawn under such letters of credit, banker’s acceptances or similar credit transactions); (d) leases that would be considered capitalized leases under GAAP; (e) any unpaid Pre-Closing Taxes (other than Pre-Closing Taxes required to be shown on a Seller Group Tax Return), including, without duplication, the employer portion of any payroll Taxes with respect to any Pre-Closing Tax Period deferred to a period that is not a Pre-Closing Tax Period under Section 2302 of the CARES Act, IRS Notice 2020-65, or any similar election under state or local Law; (f) the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, including any so-called accounts payable, earn-outs, holdbacks and similar deferred payment obligations (excluding, for purposes of clarity, any accounts payable and other current liabilities incurred by such Group Company in the ordinary course of business which are not outstanding more than seventy-five (75) days from invoice date); (g) any indebtedness for borrowed money of any Person (other than any of the Group Companies) guaranteed in any manner by any Person; (h) any Liability secured by a Lien (other than any Permitted Lien) on any of the Group Companies’ respective assets; (i) any retainers of similar payment obligations of such Person, (j) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit and all accrued but unpaid annual or other bonus obligations and any unpaid severance liabilities currently being paid or payable to former employees of the Group Companies relating to periods prior to the Closing and deferred compensation Liabilities, together, in each case, with any associated employer payroll taxes; (k) all accrued but unpaid employee bonuses, including any amounts under long-term incentive plans; (l) any deferred or unearned revenue; (m) any Liability required to be reflected on consolidated financial statements of the Group Companies with respect to any pre-Closing litigation; and (n) all guarantees in respect of clauses (a) through

(m), in each case of clauses (a) through (m), computed as though payment is being made in respect thereof on the Closing Date; provided, that in no event shall Indebtedness include any (i) Liability incurred on behalf of Buyer or any of its Affiliates in connection with Buyer’s or any of its Affiliates’ financing for the transactions contemplated by this Agreement, (ii) any amount actually taken into account in calculating Working Capital, (iii) any amount incurred in Transaction Expenses or (iv) any amount owed by any Group Company to any other Group Company.

“Indenture” means that certain Indenture dated as of August 18, 2022, among Seller Parent, the Subsidiary Guarantors (as defined therein) from time to time party thereto, and Wilmington Trust, National Association, a national banking association, as trustee and collateral agent thereunder.

“Intellectual Property” means all: (a) patent registrations, patent applications, patent disclosures, improvements and inventions, (b) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications (including intents to use) for registration thereof, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, (f) trade compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, manuals, proposals, technical data, copyrightable works, financial, marketing and business plans and customer and supplier lists and other proprietary information, (g) domain names, and (h) tangible embodiments of any of the foregoing in whatever form or medium.

“Inventory” means any Products, which are physically located on any facility of any Group Company or in-transit inventory, and over which any Group Company has ownership, including any other items or products historically recorded by any Group Company as inventory on such Group Company’s balance sheet (including packaging, materials and other supplies).

“Knowledge of the Company”, “to the Company’s Knowledge” and words and phrases of similar import mean the actual knowledge, after reasonable inquiry of their direct reports, of any of Daniel Mandoli, Martin Klein, Jeff Budge, Dana Burnet, Ryan Young, and Darren DeRosa.

“Law” means any federal, national, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Order, requirement, rule of law (including common law), accreditation standard, resolution, ruling, promulgation, directive adopted by any Governmental Authority, or treaty.

“Leased Real Property” means the real property leased, subleased or licensed by any Group Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by any Group Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Letter of Intent” means that certain letter agreement, dated December 5, 2022, by and between Buyer Parent, the Seller and the Company, as amended and/or restated from time to time.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, negative pledge, charge, security interest, deeds of trust, encroachments, licenses, lease, options, right of first refusal or first offer, easement, servitude, restriction, encumbrance or other restrictions on transfer, disposition or granting any interest (including any securities interest) of any kind, in each case, in respect of such asset.

“Losses” (collectively) or “Loss” (individually) means all damages, losses, obligations, Liabilities, deficiencies, costs (including without limitation, court costs, reasonable fees of accountants and other experts and reasonable attorneys’ fees, whether in respect of a third party claim or dispute between the Parties), Taxes, penalties, fines, fees, penalties, judgments, assessments, interest, monetary sanctions and expenses incurred by a Buyer Indemnified Party, including without limitation, expenses incident to investigating, responding to or defending any action or default, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency Orders, excluding exemplary and punitive damages (unless such exemplary and punitive damages are paid to a third party).

“Material Adverse Effect” means any effect, change, event or condition (collectively, “Events”) that has had, or could reasonably likely have, individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Group Companies (taken as a whole) or (b) the ability of the Seller Parties or the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect under the preceding clause (a): any adverse Event arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the business of the Group Companies, which do not have a disproportionate impact on the Group Companies (taken as a whole) when compared to other similarly situated businesses operating in the same industry or market as the Group Companies; (ii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, in each case, which does not have a disproportionate impact on the Group Companies (taken as a whole) when compared to other similarly situated businesses operating in the same industry or market as the Group Companies; (iii) any changes in Laws, rules, regulations, accounting principles (including GAAP), Orders or other binding directives issued by any Governmental Authority, which do not have a disproportionate impact on the Group Companies (taken as a whole) when compared to other similarly situated businesses operating in the same industry or market as the Group Companies; (iv) any change that generally affects the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), which do not have a disproportionate impact on the Group Companies (taken as a whole) when compared to other similarly situated businesses operating in the same industry or market as the Group Companies; (v) any “act of God,” including weather, natural disasters and earthquakes, which does not have a disproportionate impact on the Group Companies (taken as a whole) when compared to other similarly situated businesses operating in the same industry or market as the Group Companies; or (vi) the failure by the Group Companies (taken as a whole or individually) to meet any internal published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Parties” (collectively) or “Party” (individually) shall refer to the Company, the Seller, the Seller Parent and/or Buyer.

“Payor Agreement” means any Contract between any Group Company and a federal health care program or private health plans under which such Group Company directly or indirectly receives payments for medical services provided.

“Permitted Liens” means (i) landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising under statute and incurred in the ordinary course of business and for amounts which are not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established and compliance with the obligation that is the subject of such contest is effectively stayed during such challenge, (ii) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and other encumbrances of record and other title defects, which, in the aggregate, are not substantial in amount and, in each case, are not interfering with the ordinary conduct of the business of the Group Companies or adversely affecting the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is diligently contesting the validity of in good faith for which adequate reserves have been established in accordance with GAAP, provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge, (iv) pledges or deposits to secure obligations under workers’ compensation legislation, unemployment insurance or similar applicable Laws incurred in the ordinary course of business, other than any Lien imposed by ERISA, and (v) non-exclusive licenses of Intellectual Property entered in the ordinary course of business.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Personal Information” refers to information defined as “personal data”, “personal information”, “personally identifiable information”, “protected health information”, “PHI,” “PII”, or any similar term under Privacy Law or in the Group Companies’ privacy policies or other public-facing statements, including name, physical address, email address, financial account number, government-issued or unique identifiers (including Social Security number and driver’s license number), medical, health or insurance information, date of birth, educational or employment-related information, sensitive personal information, protected class, biometric information, and any other data used to identify or precisely locate an individual.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, including the portion of any Straddle Period ending after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes (or the non-payment thereof) of any Group Company (including any predecessor thereto), or Taxes (or the non-payment thereof) for which any Group Company (or any of their predecessors) is liable, for any Pre-Closing Tax Period, (b) all Taxes (or the non-payment thereof) of any member of an affiliated, consolidated, combined or unitary group of which any Group Company (or any predecessor thereto) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (c) any and all Taxes (or the non-payment thereof) of any Person (other than any Group Company) imposed on any Group Company (or any predecessor thereto) as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business the primary subject of which is not Taxes) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (d) the portion of Transfer Taxes for which Seller is responsible for pursuant to Section 7.2(b), and (e) the employer portion of any payroll or employment Taxes (including withholding Taxes) attributable to wages, compensation or other amounts payable that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, IRS Notice 2020-65, or any similar election under state or local Law; provided, that in no event shall Pre-Closing Taxes include any amount actually included in Transaction Expenses or otherwise taken into account in the final determination of the Purchase Price or any amount attributable to any action taken outside of the ordinary course of business on the Closing Date following the Closing.

“Products” means all products, including any and all components or subparts, raw materials, works-in process, finished goods or products in inventory, that are currently or have during the last six (6) years been designed, developed or manufactured, or otherwise made commercially available by or on behalf of any Group Company or the Seller.

“Purchase Price” means (a) the sum of (i) the Final Calculation of the Closing Cash Purchase Price and (ii) any amount (including all or any portion of the Escrow Amount) paid to Seller pursuant to Section 2.4(h), minus (b) any amount paid by the Seller or the Seller Parent pursuant to Section 2.4(h).

“Release” shall have the meaning set forth in CERCLA.

“Representation and Warranty Insurance Policy” means the representations and warranties insurance policy obtained by Buyer in connection with the transactions contemplated by this Agreement in form and substance attached hereto as Schedule 1.1(a) reasonably satisfactory to Seller Parties.

“Representation and Warranty Insurance Policy Expenses” means the premiums, taxes, costs, broker and underwriter fees and expenses, including the up-front underwriting fee of the Representation and Warranty Insurance Policy with a limit of $11,200,000. For the avoidance of doubt the Representation and Warranty Insurance Policy Expenses do not include any legal fees or diligence costs and expenses (other than the underwriting fee charged by the insurer) incurred by Buyer in connection with the Representation and Warranty Insurance Policy.

“Seller Group” means the “affiliated group” (as defined in Section 1504(a) of the Code) that includes the Seller and the Group Companies and the common parent of which is the Seller Parent.

“Seller Group Tax Return” means any consolidated or combined U.S. federal, state or local or non-U.S. income Tax Return of any member of the Seller Group that includes any Group Company.

“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the pertinent Person.

“Tax” or “Taxes” means, without limitation, any federal, state, local or foreign income, gross receipts or gross income, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, imputed underpayment, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, fee, custom, duty or charge, of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Third Party Payor Program” means any federal health care program (as defined under 42 C.F.R. § 1320a-7b(f)), state government insurer, or any private insurance company, health maintenance organization, preferred provider organization, alternative delivery system, managed care system, government contracting agency or other similar entity that is obligated to make payments on behalf of any account debtor of any Person.

“Transaction Expenses” means as of immediately prior to the Closing (but taking into account the occurrence of the Closing for the purposes of determining any amount triggered in whole or in part by the transactions contemplated by this Agreement), without duplication: (a) any unpaid fees, commissions or other expenses, including the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and consulting fees and expenses, incurred by or on behalf of any Group Company, or for which any Group Company is otherwise liable, in connection with the negotiation of the Letter of Intent, this Agreement, the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, (b) any change-of-control, deferred compensation, phantom equity, retention, incentive or similar payment of any Group Company that is triggered in whole or in part by the transactions contemplated by this Agreement, including any employer-side payroll Taxes payable by any Group Company in connection with such payments, (c) any Liability of a Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transaction contemplated herein including any employer-side payroll Taxes payable in connection with such payments, (d) fifty percent (50%) of the fees incurred as of the Closing Date of Reed Smith, LLP and DLA Piper LLP (US) in connection with their respective provision of services for effecting all CHOW Filings, and (e) fifty percent (50%) of the Representation and Warranty Insurance Policy Expenses; provided, that in no event shall Transaction Expenses include (i) Liability incurred on behalf of Buyer or any of its Affiliates in connection with Buyer’s or any of its Affiliates’ financing for the transactions contemplated by this Agreement, (ii) any amount actually taken into account in calculating Working Capital, (iii) any amount actually included in Indebtedness or (iv) any amount owed by any Group Company to any other Group Company.

“Working Capital” means an amount, as of 11:59 p.m. Pacific Time on the day immediately prior to the Closing Date, equal to the consolidated current assets of the Group Companies, minus the consolidated current liabilities of the Group Companies, but specifically excluding: (a) Cash and Cash Equivalents (and also excluding all amounts excluded therefrom by the definition thereof), (b) any Tax assets, (c) accounts receivable due from the Seller Parent or any of its Subsidiaries (including the Seller or any Group Company), (d) any employee advances, (e) any amounts due from or owed to Affiliates of the Group Companies, (f) Indebtedness, (g) Transaction Expenses, (h) any Liability incurred on behalf of Buyer or any of its Affiliates in connection with Buyer’s or any of its Affiliates’ financing for the transactions contemplated by this Agreement, or (i) any amount owed by any Group Company to any other Group Company. An example (for illustrative purposes only) of Working Capital is set forth on Schedule 1.1(b) attached hereto.

“Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to: (a) Working Capital, minus (b) the Working Capital Target.

“Working Capital Target” means an amount equal to $1,637,814.00.

1.2 Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section
Accreditations	3.14(e)
Acquisition Engagement	11.15(a)
Affiliate Arrangements	3.23
Agreement	Preamble
Auditor	2.4(d)
Base Balance Sheet	3.6(a)
Buyer	Preamble
Buyer Indemnified Party	9.2(a)
Buyer Indemnified Parties	9.2(a)
Buyer Prepared Returns	7.2(a)(ii)
CHOW Filings	6.1(b)
Claim Notice	9.2(b)(i)
Closing	2.2
Closing Date	2.2
Closing Statement	2.4(b)
Company	Preamble
Company Contracts	3.11(b)
Company Copyrights	3.12
Company Intellectual Property	3.12
Company IT Systems	3.12
Company Patents	3.12
Company Subsidiary Shares	3.5
Company Websites	3.12
Competing Transaction	6.6(b)
Confidential Information	7.1(a)
Confidentiality Agreement	7.1(c)
Contingent Workers	3.19(a)
DEA	3.14(b)
Debt Financing	6.5(a)
Debt Financing Documentation	6.5(a)
Debt Financing Sources	6.5(a)
DLA Piper	11.15(a)
Dispute Statement	9.2(b)(i)
End Date	10.1(b)
Estimated Statement	2.4(a)
Final Calculation of the Closing Cash Purchase Price	2.4(b)
Financial Statements	3.6(a)
Group Company Marks	3.12
Historic Financial Statements	3.6(a)
Indemnifying Party	9.2(b)(i)
Information Security Reviews	3.17
Insiders	3.23

Term	Section
Intercompany Balances	6.11
Inventory Statement	2.4(b)
Leases	3.9(b)
Licenses In	3.12
Licenses Out	3.12
Material Consents	8.2(e)(viii)
Material Prescriber	3.7(a)
Material Prescribers	3.7(a)
Material Supplier	3.7(b)
Material Suppliers	3.7(b)
McKesson	6.9
Permits	3.14(d)
Post-Closing Covenants and Agreements	9.1(a)
Post-Closing Tax Contest	7.2(c)
Pre-Closing Tax Contest	7.2(c)
Privacy Requirements	3.17
Release Agreement	Recitals
Released Obligations	9.1(a)
Representatives	11.14
Restricted Business	7.4(b)(i)
Restricted Period	7.4(b)(iii)
Restricted Territory	7.4(b)(ii)
SDNs	3.27
SEC	4.6(a)
Securities Act	5.4
Seller	Preamble
Seller Parent	Preamble
Seller Parent SEC Reports	4.6(a)
Seller Parties	Preamble
Seller Prepared Returns	7.2(a)(i)
Service Providers	3.8(g)
Shares	Recitals
Tax Contest	7.2(c)
Third Party Claim	9.2(b)(i)
Transfer Taxes	7.2(b)
Transition Services Agreement	6.10
Union	3.19(e)
WARN Act	3.19(f)

SECTION 2. PURCHASE OF SHARES.

2.1 Purchase. Subject to the terms and conditions set forth herein, at the Closing, and in reliance on the representations, warranties, covenants and agreements made herein, Buyer will purchase and acquire from the Seller, and the Seller will sell, assign, transfer and deliver to Buyer, free and clear of all Liens (other than any restrictions arising under applicable provisions of the Securities Act and applicable state securities laws), all of the Shares, in consideration for the Purchase Price payable in accordance with the terms and conditions hereof.

2.2 Closing. Subject to the satisfaction or waiver of all conditions to Closing set forth in Section 8, the closing of the transactions contemplated by Section 2.1 above (the “Closing”) shall take place remotely on the date specified by Buyer in the applicable CHOW Filings, including any amendment thereto, which specified date shall not be later than May 11, 2023, or on such other date as may be agreed upon by the Parties in writing (the “Closing Date”), through the execution and exchange, via .pdf or other electronic copies of originally signed documents, of the documents and agreements contemplated herein. To the extent permitted by applicable Laws and GAAP, the Parties shall treat the transactions contemplated by this Agreement as being effective at 12:01 a.m. Pacific Time on the Closing Date, otherwise the Closing will be effective at the time of the Closing.

2.3 Payments at the Closing.

(a) Satisfaction of Indebtedness and Transaction Expenses. At the Closing, Buyer shall pay or cause to be paid, by wire transfer in immediately available funds, all amounts necessary to satisfy the Indebtedness and Transaction Expenses set forth in the instructions contained in the payoff letters and invoices delivered to Buyer pursuant to Section 8.2(e)(ix) prior to the Closing.

(b) Payment of the Escrow Amount. At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent, for further deposit into the Escrow Account pursuant to the Escrow Agreement, the Escrow Amount.

(c) Payment of Closing Cash Purchase Price. At the Closing, Buyer shall pay or cause to be paid, by wire transfer in immediately available funds to an account or accounts designated in writing by the Seller prior to the Closing, an aggregate amount in cash equal to the Closing Cash Purchase Price as set forth in the Estimated Statement.

2.4 Purchase Price Adjustment.

(a) Estimated Calculation by the Company. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement setting forth the Company’s good faith estimate of: (i) the Indebtedness of the Group Companies as of immediately prior to the Closing (provided that Pre-Closing Taxes shall be calculated as of the end of the day on the Closing Date in a manner consistent with Section 7.2(e)), (ii) the amount of any Transaction Expenses not otherwise paid prior to the Closing, (iii) the amount of Working Capital as of 11:59 p.m. Pacific Time on the day immediately prior to the Closing Date (including Inventory) and (iv) the calculation of the Closing Cash Purchase Price based on the calculation of the foregoing amounts without giving effect to the consummation of the transactions contemplated by this Agreement (the “Estimated Statement”), together with reasonably detailed backup material therefor. In the event Buyer disagrees with the Estimated Statement or any of the components thereof or calculations therein, (A) Buyer shall promptly notify the Company of such disagreement, and (B) the Company and the Seller Parties shall consider in good faith Buyer’s comments to the Estimated Statement and/or any of the components thereof or calculations therein. If the Company and the Seller Parties, in their reasonable discretion, accept any of Buyer’s comments to the Estimated Statement, the Company shall incorporate such comments into, and deliver to Buyer, a revised Estimated Statement, which shall serve as the final Estimated Statement for purposes of this Agreement.

(b) Post-Closing Calculation by Buyer. After the close of business on the Business Day immediately prior to the Closing Date, the Company shall conduct or cause to be conducted a physical count of the Inventory of the applicable facilities of the Group Companies, which physical count shall be observed by one or more representatives of Buyer and/or Buyer’s auditors. Within ten (10) Business Days after the Closing Date, the Company shall deliver to Buyer and Seller a statement (the “Inventory Statement”) of the determination of the Inventory based on such physical count and determined in accordance with the Accounting Principles. The amount of the Inventory set forth on the Inventory Statement shall be included in Working Capital for purposes of determining the Final Calculation of the Closing Cash Purchase Price. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver to the Seller a written statement setting forth Buyer’s proposed calculation of: (i) the Indebtedness of the Group Companies as of immediately prior to the Closing (provided that Pre-Closing Taxes shall be calculated as of the end of the day on the Closing Date in a manner consistent with Section 7.2(e)), (ii) the amount of any Transaction Expenses not otherwise paid prior to the Closing, (iii) the amount of Working Capital as of 11:59 p.m. Pacific Time on the day immediately prior to the Closing Date, (iv) a recalculation of the Closing Cash Purchase Price based on the calculation of the foregoing amounts and (v) the amount of Closing Cash (the “Closing Statement”); provided, that if Buyer does not deliver the Closing Statement to the Seller within sixty (60) calendar days after the Closing Date, the Estimated Statement shall be deemed final and the calculation of the Closing Cash Purchase Price thereon shall be binding upon the Parties and not subject to dispute or review. The “Final Calculation of the Closing Cash Purchase Price” shall mean the sum of (x) the recalculation of the Closing Cash Purchase Price and (y) the amount of Closing Cash using the Closing Statement proposed by Buyer under this Section 2.4(b); provided, that if any of the amounts on such Closing Statement are objected to by the Seller pursuant to Section 2.4(c), the final determination of such amounts in accordance with this Section 2.4 shall be used in calculating the Final Calculation of the Closing Cash Purchase Price.

(c) Dispute by Seller. The Seller shall notify Buyer in writing, within twenty (20) Business Days following receipt of Buyer’s proposed calculation of the Closing Statement, whether the Seller accepts the Closing Statement, including the calculation of the Final Calculation of the Closing Cash Purchase Price. If the Seller notifies Buyer that the Seller does not accept the Closing Statement (or any component thereof), the Seller shall include with such notice its reasons for such non-acceptance and the adjustments the Seller believes should be made to the Closing Statement. In the event that the Seller does not provide such notice of non-acceptance within such twenty (20) Business Day period, the Seller shall be deemed to have accepted the Closing Statement (and all components thereof), which shall be final, binding and conclusive for all purposes hereunder. If the Seller has submitted a notice of non-acceptance, then, thereafter, Buyer, on the one hand, and the Seller, on the other hand, shall negotiate in good faith with each other to reach an agreement in respect of the disputed portions of the Closing Statement delivered by Buyer to the Seller for a period of fifteen (15) Business Days following Buyer’s receipt of such notice of non-acceptance (and all discussions related thereto shall, unless otherwise agreed by Buyer and Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)).

(d) Final Determination by Third Party. If Buyer and the Seller do not reach an agreement in respect of the Closing Statement within fifteen (15) Business Days following Buyer’s receipt of a notice of non-acceptance from the Seller as contemplated in Section 2.4(c), then the matter shall be referred an independent accounting or financial consulting firm of nationally recognized standing as Buyer and Seller shall mutually agree (the “Auditor”) for final determination of any remaining disagreements in respect of the Closing Statement. The following provisions shall apply to such determination:

(i) Written Statements. Buyer and the Seller shall each promptly (and, in any event, within such time frame as enables the Auditor to make its final determination within the time frame set forth in Section 2.4(d)(ii)) prepare and deliver to the Auditor (with a copy concurrently delivered to the other Party) written statements on the matters in dispute in respect of the Closing Statement (attaching supporting documentation, including Buyer’s initial calculation of the Closing Statement and the Seller’s written notice of non-acceptance with all attachments thereto).

(ii) Timeline. The Parties shall use their respective commercially reasonable best efforts to cause the Auditor to render its final determination with respect to the matters in dispute in the Closing Statement within thirty (30) calendar days of confirmation and acknowledgement of its appointment pursuant to this Section 2.4(d).

(iii) Auditor’s Decision. In rendering its final written determination with respect to matters in dispute in the Closing Statement, the Auditor shall expressly state what adjustments are necessary, if any, to the Closing Statement proposed by Buyer and delivered thereby to the Seller pursuant to Section 2.4(a) along with a statement of reasons therefor. The Auditor shall act as an expert, and not as an arbitrator, to determine, based upon the provisions of this Section 2.4, only the amounts of each component on the Closing Statement disputed and the determination of each such disputed amount shall be made in accordance with the procedures set forth in this Section 2.4 and, in any event shall be no less than the lesser of the amount claimed by either Buyer or Seller, and shall be no greater than the greater of the amount claimed by either Buyer or the Seller. It is the intent of the Parties that the process set forth in this Section 2.4(d) and the activities of the Accounting Expert in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Buyer and Seller shall cause the engagement letter with the Auditor for purposes hereof to provide that the Auditor shall make all determinations in accordance with the definitions of this Agreement and the provisions of this Section 2.4, including Section 2.4(g).

(iv) Final and Binding Effect. The Auditor’s final determination with respect to the Closing Statement, including the Final Calculation of the Closing Cash Purchase Price, shall be final and binding upon Buyer and the Seller.

(e) Access to Information. Buyer, on the one hand, and the Seller Parties, on the other hand, shall each promptly, during normal business hours, make available to the other Party and/or the Auditor, as applicable, upon written request, all information in its possession or control and any personnel who prepared such information as may be reasonably required to enable the calculation of the Closing Statement, review and analysis thereof by the parties and rendering of a final determination by the Auditor, as applicable. In no event shall any Party be required to provide access to or disclose information that such Party reasonably determines (based on advice of legal counsel) could jeopardize any privilege that may be asserted by, conflict with any confidentiality requirements applicable to, or violate any applicable Law applicable to, such Party.

(f) Costs and Expenses. Except as set forth in the following sentence, Buyer and the Seller shall each pay their own costs and expenses incurred under this Section 2.4. The Seller shall be responsible for that fraction of the fees and costs of the Auditor equal to: (i) the absolute value of the difference between the Seller’s aggregate position with respect to the disputed amounts on the Closing Statement and the Auditor’s final determination with respect to such disputed amounts divided by (ii) the absolute value of the difference between the Seller’s aggregate position with respect to the disputed amounts on the Closing Statement and Buyer’s aggregate position with respect to such disputed amounts, and Buyer shall be responsible for the remainder of such fees and costs.

(g) Accounting Procedures. The Estimated Statement and the Closing Statement and all determinations and calculations contained therein and, if applicable, made by the Auditor with respect thereto shall be prepared, determined and calculated in accordance with the Accounting Policies, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement (for the avoidance of doubt, other than the inclusion of Transaction Expenses and the calculation of Pre-Closing Taxes); and (ii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with the Accounting Policies.

(h) Payment of Adjustment. In the event that the Closing Cash Purchase Price differs from the Final Calculation of the Closing Cash Purchase Price, a payment pursuant to this Section 2.4(h) shall be made as follows:

(i) If the Actual Adjustment is a positive amount, then (A) Buyer shall pay to the Seller an amount equal to the Actual Adjustment, and (B) Buyer and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Amount to the Seller.

(i) If the Actual Adjustment is a negative amount, then Buyer and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to Buyer an amount equal to the absolute value of such Actual Adjustment, provided that (A) in the event that the absolute value of such Actual Adjustment is more than the Escrow Amount, then at Buyer’s sole option, the Seller Parent shall pay or cause the Seller to pay to Buyer an aggregate amount equal to the absolute value of such Actual Adjustment less the Escrow Amount; and (B) in the event that the absolute value of such Actual Adjustment is less than the Escrow Amount, then Buyer and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to the Seller an aggregate amount equal to the Escrow Amount less the absolute value of such Actual Adjustment.

(ii) Any Actual Adjustment payable by any Party pursuant to this Section 2.4 shall be paid promptly by the Party required to pay such Actual Adjustment, but in no event later than five (5) Business Days following the date on which the Final Calculation of the Closing Cash Purchase Price becomes binding pursuant to this Section 2.4. Payment by any Party of the Actual Adjustment, or any portion thereof, shall be made in immediately available funds via wire transfer to an account(s) designated in writing by the Party entitled to receive such payment.

2.5 Withholding. Buyer and the Company shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Buyer or the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law; provided, however, that, except in connection with any deduction or withholding (a) with respect to any payments treated as compensation under applicable Tax Law or (b) resulting from a failure by the Seller to deliver an IRS Form W-9 pursuant to Section 8.2(e)(vi), Buyer and the Company shall use their respective commercially reasonable best efforts to provide at least two (2) days’ advance notice to any Person whose payment may be subject to deduction or withholding to permit such Person to provide or update any applicable forms, certifications or other information to reduce or eliminate any such deduction or withholding. To the extent that amounts payable to a recipient are so withheld by Buyer or the Company and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE GROUP COMPANIES.

Except as set forth in the Disclosure Schedule (subject to Section 11.16), the Group Companies and the Seller, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah. The Company is qualified to do business in the jurisdictions set forth on Schedule 3.1. The Company has full power and authority to own, lease or operate its properties and to carry on its business as now conducted and currently proposed to be conducted. The Company is not and has not been in default under or in violation of any provision of its organizational documents, including its charter and bylaws, as amended and currently in effect (true and complete copies of which have been provided to Buyer).

3.2 Authority, Power and Enforceability. The Company has full corporate power and authority to execute and deliver this Agreement and the applicable Ancillary Agreements and to consummate the transactions contemplated hereunder and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company, and this Agreement and the Ancillary Agreements constitute valid and binding obligations of the Company, enforceable against the

Company in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by the Company. No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.

3.3 No Conflicts; Required Filings and Consents. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Company Contract, agreement, obligation, permit, license or authorization to which any Group Company is a party or by which its assets are bound, (b) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of any Group Company’s charter, bylaws or other organizational documents, (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any Order of, or any restriction imposed by, any court or Governmental Authority applicable to any Group Company, or (d) require from any Group Company any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

3.4 Capitalization.

(a) Schedule 3.4(a) sets forth a true, correct and complete list of the Company’s authorized, issued and outstanding capital stock and securities convertible or exchangeable for such capital stock. All of the issued and outstanding Shares have been duly authorized, were validly issued, fully paid, are free and clear of any and all Liens (other than any restrictions arising under applicable provisions of the Securities Act and applicable state securities laws) and have been offered, issued, sold and delivered in compliance with applicable federal and state securities Laws or exceptions thereto, and Seller is the sole record and beneficial owner thereof.

(b) None of the Shares or Company Subsidiary Shares are subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the Shares and the Company Subsidiary Shares, no voting or non-voting units, other equity interests or other voting securities of the Group Companies are issued, reserved for issuance or outstanding. There are no options to purchase any Shares or Company Subsidiary Shares issued or outstanding.

(c) Except as described in Section 3.4(a) and Section 3.4(b), there are no outstanding securities, options, shares of restricted stock, warrants, calls, rights, phantom stock or options, profit participation or stock appreciation rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which any Group Company is a party or by which it is bound obligating such Group Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional securities of the Group Company.

There are no outstanding obligations of any Group Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any securities of any Group Company. There are no share-appreciation rights, share-based performance shares, “phantom” equity rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of any Group Company or its business or assets or calculated in accordance therewith. Except for the organizational documents of the Group Companies and the Seller, there are no documents, instruments or agreements relating to the voting of any Shares or the Company Subsidiary Shares.

3.5 Subsidiaries. Schedule 3.5 sets forth (a) the name and jurisdiction of incorporation, formation, or organization (as applicable) of each of the Company Subsidiaries and (b) the number of authorized, issued, and outstanding Equity Interests of each of the Company Subsidiaries (collectively, the “Company Subsidiary Shares”), the names of the holder(s) of record thereof and the number of Company Subsidiary Shares held by each such holder. All of the outstanding Company Subsidiary Shares are validly issued, fully paid, and non-assessable (to the extent such concept is applicable to such Company Subsidiary Shares), and the Company Subsidiaries do not have any issued or outstanding Company Subsidiary Shares other than those listed on Schedule 3.5. All of the outstanding Company Subsidiary Shares were issued in all material respects in accordance with the registration or qualification requirements of the Securities Act and any relevant state or foreign securities Laws or pursuant to valid exemptions therefrom. Except as set forth on Schedule 3.5, neither the Company nor any of its Subsidiaries owns, directly or indirectly, or holds the right to acquire any Equity Interest in any other Person or is subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.6 Financial Statements.

(a) The Company has delivered to Buyer and set forth on Schedule 3.6(a): (i) the audited consolidated balance sheet as of December 31, 2020, and the related statements of operations, stockholders’ equity and cash flows for the Group Companies for the fiscal year then ended; (ii) the unaudited consolidated balance sheets as of December 31, 2021, and the related statements of operations, stockholders’ equity and cash flows for the Group Companies for the fiscal year then ended (the financial statements referred to in the foregoing clauses (i) and (ii), collectively, the “Historic Financial Statements”); and (iii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2022 (the “Base Balance Sheet”) and the related statements of operations, stockholders’ equity and cash flows for the twelve-month period then ended (such financial statements, together with the Historic Financial Statements, the “Financial Statements”). Each of the foregoing Financial Statements is consistent with the books and records of the Group Companies (which, in turn, are accurate and complete in all material respects), has been prepared in accordance with GAAP and on a consistent basis across periods and presents fairly in all material respects the financial condition and results of operations and cash flows of the Group Companies as of and for the periods referred to therein, subject to changes resulting from normal year-end adjustments (none of which will be material individually or in the aggregate).

(b) There are no Liabilities of the Group Companies other than (i) Liabilities reflected on the Base Balance Sheet, (ii) immaterial Liabilities that have arisen after the date of the Base Balance Sheet in the ordinary course of business, (iii) Liabilities disclosed in Schedule 3.6(b) of the Disclosure Schedule, or (iv) Liabilities incurred by the Group Companies under this Agreement or any Ancillary Agreement.

(c) All of the accounts receivable of the Group Companies are valid and enforceable claims and are subject to no set-off or counterclaim. Since the date of the Base Balance Sheet, the Group Companies have collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections. The Group Companies have no account receivable or loans receivable from any Person who is an Insider.

(d) All accounts payable and notes payable of the Group Companies arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the date of the Base Balance Sheet, the Group Companies have paid their accounts payable in the ordinary course of business and in a manner which is consistent with their past practices. The Group Companies have no account payable or note payable to any Person who is an Insider.

(e) The Group Companies have not entered into any transactions involving the use of special purpose entities for any off-balance sheet activity other than as specifically described in the Financial Statements. The revenue recognition policies of the Group Companies, and the application of those policies, have not changed in the prior three (3) years. The Group Companies maintain a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements that fairly present the financial condition and results of operations and cash flows of the Group Companies and to maintain accountability for assets, (ii) access to material assets is permitted only in accordance with management’s authorization, (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (iv) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Group Companies (including its personnel and independent accountants who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies) have not received or otherwise had or obtained knowledge of (a) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, (b) any fraud, whether or not material, that involves the management of the Group Companies or any of their personnel, (c) any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices or (d) any claim or allegation regarding any of the foregoing.

3.7 Customers and Suppliers.

(a) Schedule 3.7(a) lists the top ten (10) prescribers of the Group Companies on an anonymized-basis (each, a “Material Prescriber” and collectively, the “Material Prescribers”) for the twelve-month period ended December 31, 2021 and the twelve-month period ended December 31, 2022, including revenues generated by and number of prescriptions written by each Material Prescriber; provided, that the names of the Material Prescribers shall be disclosed to Buyer promptly following the execution of this Agreement. Neither the Group Companies nor the Seller have received any indication from any Material Prescriber to the effect that, and neither the Group Companies nor the Seller have any reason to believe that, any Material Prescriber will stop, materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services of the Group Companies (whether as a result of consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise). Neither the Group Companies nor the Seller are involved in any material dispute or controversy with any of its Material Prescribers.

(b) Schedule 3.7(b) lists the top ten (10) vendors, suppliers or service providers to each member of the Group Companies (each, a “Material Supplier” and collectively, the “Material Suppliers”) for the twelve-month period ended December 31, 2021 and the twelve-month period ended December 31, 2022, including the aggregate dollar amount of purchases from each Material Supplier. Neither the Group Companies nor the Sellers have received any indication from any Material Supplier to the effect that, and neither the Group Companies nor the Seller have any reason to believe that, any Material Supplier will or intends to stop, materially decrease the rate of or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Group Companies (whether as a result of consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise). Neither the Group Companies nor the Sellers are involved in any material dispute or controversy with any of its Material Suppliers. The Group Companies have not granted a Lien in favor of any Material Supplier.

3.8 Absence of Changes. Since December 31, 2021, each Group Company has conducted its business only in the ordinary course of business. As amplification but not limitation of the foregoing, since December 31, 2021, no Group Company has:

(a) suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $10,000 in the aggregate to its assets, whether or not covered by insurance;

(b) redeemed, purchased or otherwise acquired any of its equity interests or securities;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity interests, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any of its equity interests;

(d) borrowed any amount, received any committed loan facilities or incurred or become subject to any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except for Transaction Expenses of the Group Companies and current liabilities incurred in the ordinary course of business;

(e) waived, canceled, compromised or released any rights or claims of material value outside the ordinary course of business;

(f) entered into any material Contract or amended or terminated any Group Company’s rights thereunder outside the ordinary course of business, or entered into any other material transaction;

(g) made any change in the compensation payable or to become payable to any of the Group Companies’ directors, managers, officers, employees or Contingent Workers (collectively “Service Providers”) other than normal merit increases in base compensation and employee health and welfare benefits made in the ordinary course of business, as provided in written agreements, or as required by Applicable Law, or entered into any bonus payment arrangement with any of such Service Providers, or established or created any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such Persons or the amendment of any of the foregoing;

(h) terminated the employment of any executive, officer, or other key employee or conducted any group termination, reduction in force, plant closing, or mass layoff;

(i) hired any officer, executive, or other key employee;

(j) received or investigated any internal complaint or allegation from any Service Provider of an allegedly unlawful employment matter, including any alleged discrimination, retaliation, or harassment;

(k) made any material change in its business practices, including, without limitation, any material change in accounting methods or practices or collection, credit, pricing or payment policies of such Group Company;

(l) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the ordinary course of business that do not exceed $10,000 in the aggregate);

(m) instituted or settled any claim or lawsuit for any amount of money or involving equitable or injunctive relief;

(n) made or changed any material Tax election, changed any Tax accounting period, adopted or changed any material Tax accounting methods, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a material Tax refund, entered into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement relating to any Tax (other than (i) any such agreement among the Group Companies or with Seller Parent or any direct or indirect Subsidiary of Seller Parent or (ii) a Contract entered into in the ordinary course of business the primary subject of which is not Taxes); consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;;

(o) made any change in the charter, bylaws or other governing documents of such Group Company;

(p) modified its cash management activities (including the timing of invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) or modified the manner in which the books and records of such Group Company are maintained, in each case other than in the ordinary course of business; or

(q) committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement.

3.9 Real Property.

(a) Schedule 3.9(a) of the Disclosure Schedules lists the address of each Company Owned Real Property. With respect to each Company Owned Real Property: (A) the Group Companies have good and marketable indefeasible fee simple title to such Company Owned Real Property, free and clear of all Liens, except Permitted Liens; (B) the Group Companies have not leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof; and (C) other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein. The Group Companies are not a party to any agreement or option to purchase any real property or interest therein. Seller has delivered to Buyer true, correct and complete copies of all deeds, title reports and surveys for the Company Owned Real Property.

(b) Schedule 3.9(b) sets forth a list of all Leased Real Property. True and complete copies of all leases relating to Leased Real Property identified on Schedule 3.9(b) (the “Leases”) have been made available to Buyer. With respect to each Lease listed on Schedule 3.9(b): (i) the Group Companies have a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Group Companies pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity; (ii) each of the Leases has been duly authorized and executed by the Group Companies and is in full force and effect; (iii) the Group Companies are not in default under any of the Leases, nor, to the Company’s Knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by any Group Company; and (iv) the Group Companies have not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

(c) There are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair and have been generally well maintained. None of the Leased Real Property is subject to special flood or mudslide hazards or within the one hundred (100) year flood plain. All water, sewer, gas, electric, telephone, drainage and other utilities required by Law or necessary for the current or planned operation of the Leased Real Property have been installed and connected pursuant to valid permits and are sufficient to service the Leased Real Property.

(d) The Group Companies have not received written notice from any Governmental Authority of any violation of any Law, Order, license, Permit or authorization issued with respect to any of the Leased Real Property that has not been corrected heretofore and no such material violation now exists. All improvements constituting a part of the Leased Real Property are and have been in material compliance with all applicable Laws, Orders, licenses, Permits and authorizations, and there are presently in effect all material licenses, Permits and authorizations required by Law. The Group Companies have not received any notice of any pending or threatened eminent domain proceedings, real estate tax deficiency or reassessment or condemnation relating to all or any portion of any of the Leased Real Property.

(e) The Group Companies have not received any written notice of any condemnation, environmental, planning, zoning or other land use regulation adversely affecting any of the Leased Real Property or any part thereof and no such regulations are contemplated. The Leased Real Property possesses all entitlements from any Governmental Authority having jurisdiction necessary for the continued operation and use of any of the Leased Real Property as it is currently used and operated. The Leased Real Property is in material compliance with all federal, state and local zoning and general land use plan designations and the use and improvements on the Leased Real Property are not “grandfathered” or other legal nonconforming uses or structures. None of the Leased Real Property is located in a redevelopment or other area proposed for special land use designations, including historical or other overlay zones and moratoria or interim control ordinances, and none of the Leased Real Property may be included in a redevelopment or other special land use area. The Group Companies have not received any written notice of any special assessment action or proceeding affecting any of the Leased Real Property and, to the Knowledge of the Company, no such action or proceeding is contemplated.

3.10 Title to Assets; Sufficiency and Condition of Assets. The Group Companies own good and valid title to, or a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the personal property and assets of the Group Companies. The assets of the Group Companies constitute all of the assets necessary and sufficient for the conduct of the business of the Group Companies as currently conducted or proposed to be conducted. The machinery, equipment, personal properties, vehicles and other tangible assets of the Group Companies are operated in conformity with all applicable Laws, are structurally sound (in the case of the buildings and improvements), are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the ordinary course of business.

3.11 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 3.11, the Group Companies are not a party to or bound by, whether written or oral, any Contract that is a:

(i) Contract involving a potential commitment, payment, loan or investment by any Group Company (excluding employment Contracts) in excess of an aggregate of $25,000 annually;

(ii) Contract which is not cancelable by any Group Company without penalty on not less than ninety (90) days’ notice;

(iii) Contract under which Indebtedness arises or could arise (including guaranty arrangements and debt financing commitments) or under which any Group Company has mortgaged, pledged, suffered to exist or otherwise placed, or committed to mortgage, pledge, suffer to exist or otherwise place, a Lien (other than a Permitted Lien) on any of its assets or equity interests, or under which any Group Company provides any guaranty of an obligation of a third party, in each case in excess of $25,000;

(iv) Contract which contains any provisions requiring any Group Company to indemnify any other party (other than (A) obligations to indemnify a party for damage to personal property or injury or death to persons arising from the negligence of any Group Company and (B) obligations to indemnify for third-party claims of infringement of Intellectual Property under Contracts entered in the ordinary course of business), except as incurred in the ordinary course of business;

(v) Contract involving fixed price or fixed volume arrangements;

(vi) Contract under which any Group Company is lessee of, or holds or operates any personal property owned by any other party calling for payments in excess of $25,000 annually;

(vii) Contract relating to any Group Company’s ownership of or investment in any business or enterprise (including joint ventures and minority equity investments);

(viii) Contract containing any covenant limiting in any respect the right of any Group Company to freely engage in any line of business, to compete with any Person in any line of business or to compete with any Person or the manner or locations in which any of them may engage;

(ix) Contract prohibiting or limiting the right of any Group Company to make, sell or distribute any products or services;

(x) Contract pursuant to which any Group Company has agreed to provide “most favored nation” pricing or any arrangement whereby any Group Company or the Seller has agreed with any Person that such Person will receive the most favorable terms and conditions that are provided by any Group Company to any other Person;

(xi) Contract or group of Contracts requiring the purchase of all or substantially all of any the Group Company’s requirements of a particular product from a vendor;

(xii) Contract pursuant to which any Group Company subcontracts work to third parties calling for payments by any Group Company in excess of $25,000 annually;

(xiii) Contract with any Governmental Authority;

(xiv) Contract with a Material Prescriber or a Material Supplier;

(xv) acquisition agreement, whether by merger, equity interest, asset sale or otherwise (i) under which any Group Company has any outstanding obligation to pay any purchase price or under which any Group Company has any contingent obligation to pay any contingent purchase price or (ii) under which any Group Company at any time during the last five (5) years had an obligation to pay more than $25,000 in purchase price;

(xvi) Contract for the employment of any officer, individual employee, or other Person on a full-time or part-time basis, services, consulting, change in control, retention, or other similar Contract, in each case providing annual cash or other compensation in excess of $100,000, with the exception of offer letters for “at-will” employment that do not provide for severance, change of control or retention benefits;

(xvii) Contract providing for payment upon the severance or termination of any full-time or part-time Service Provider;

(xviii) Contract with any Service Provider containing any noncompetition, nonsolicitation, invention assignment, and/or confidentiality provision, excluding any Contracts disclosed on Schedule 3.11(a)(xvi) or Schedule 3.11(a)(xvii);

(xix) Contract providing for any bonus payment by any member of the Group Company to any Service Provider excluding any Contracts disclosed on Schedule 3.11(a)(xvi) or Schedule 3.11(a)(xvii);

(xx) Settlement or separation Contract with any Service Provider under which any Group Company has any outstanding financial obligations;

(xxi) Contract providing for material liquidated damages or penalties on event of transfer, assignment or default;

(xxii) (A) Licenses In (other than commercial off the shelf software that is made available for a total cost of less than $25,000) and (B) Licenses Out;

(xxiii) Contract not executed in the ordinary course of business that is not otherwise set forth on Schedule 3.11;

(xxiv) any Contract with a pharmaceutical, biological, or medical device manufacturer, distributor, or pharmaceutical wholesaler; pharmacy benefit manager, group purchasing organization; or other third party whereby the Company receives or is entitled to receive (A) discounts, rebates or other price concessions on any pharmaceutical, biological, medical device product, (B) any service fees or (C) any other compensation;

(xxv) Contract with any Governmental Health Care Program or payor;

(xxvi) any Contract with pharmacy providers, Health Care Professionals, physician practice groups, hospitals, clinical laboratories, DME suppliers, home health service providers, physical therapy, occupational therapy, skilled nursing facilities, and other health care providers; or

(xxvii) Contract not otherwise referred to in this Section 3.11 that if terminated would have or be reasonably likely to result in a Material Adverse Effect.

(b) The Contracts required to be disclosed on Schedule 3.11, Schedule 3.12 or Schedule 3.23 are referred to herein as the “Company Contracts.” The Company has delivered to Buyer true, correct and complete copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.11, Schedule 3.12 or Schedule 3.23). Except as disclosed on Schedule 3.11, Schedule 3.12 or Schedule 3.23: (i) no Company Contract has been canceled or, to the Company’s Knowledge, in default or breached by the other party thereto, (ii) the Group Companies have performed, in all material respects, all of the obligations required to be performed by them in connection with the Company Contracts and are not in default under, or in breach of, any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, and (iii) each Company Contract is legal, valid, binding, enforceable and in full force and effect, and will continue as such following the consummation of the transactions contemplated hereby, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.12 Intellectual Property. Schedule 3.12 contains a complete and accurate list of all: (i) patents owned by the Group Companies or purported to be owned by the Group Companies (“Company Patents”), registered and material unregistered marks owned or purported to be owned by the Group Companies (“Group Company Marks”), URLs registered to the Group Companies (“Company Websites”), and registered and material unregistered copyrights owned or purported to be owned by the Group Companies (“Company Copyrights” and, together with Company Patents, Group Company Marks and all other Intellectual Property owned or purported to be owned by the Group Companies, “Company Intellectual Property”), (ii) licenses, sublicenses or other agreements under which any Group Company is granted rights by others in Intellectual Property (“Licenses In”) (other than commercial off the shelf software that is made available for a total cost of less than $50,000) and (iii) licenses, sublicenses or other agreements under which any Group Company has granted rights to others in Company Intellectual Property (other than non-exclusive licenses granted to end user customers pursuant to terms of use, terms of service, purchase order terms and terms and conditions of sale entered in the ordinary course of business, forms of which have been provided to Buyer, and licenses of Intellectual Property granted ancillary to services to be provided by Service Providers) (“Licenses Out”). The Group Companies are the sole owner of all right, title and interest in and to the Company Intellectual Property that the Group Companies own or purport to own and have the sole right to use such Company Intellectual Property without the payment of any royalties or other amounts to any other Person, and has the right to use all other Intellectual Property used in the business of the Group Companies pursuant to a valid and subsisting license with a third party, in each case free and clear of all Liens except for Permitted Liens. To the Company’s Knowledge, the Company Intellectual Property is valid and enforceable. Unless otherwise set forth on Schedule 3.12: (a) all rights to the Company Intellectual Property are in full force and effect, are held of record in the name of the Group Companies, and are not the subject of any proceeding challenging any scope, effect or validity and are currently in compliance with formal legal requirements as applicable (including, as applicable, the payment of filing, examination and maintenance fees that have come due, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), (b) neither the Group Companies nor the manufacture, use, sale, offer for sale or import of any product or service of the Group Companies, are or have been infringing upon, nor have the Group Companies received any notice with respect to any alleged infringement or unlawful or improper use of, any Intellectual Property owned or alleged to be owned by others, (c) no reasonable basis exists upon which a claim may be asserted against the Group Companies or any of their employees for infringement, misappropriation or unlawful or improper use of any Intellectual Property, (d) the Group Companies have not made any written claim or sent any written notice that a Person is infringing on the Company Intellectual Property, (e) to the Company’s Knowledge, no Person is infringing on the Company Intellectual Property, and (f) no Order, holding, decision or judgment has been rendered by any Governmental Authority or court, and no agreement, consent or stipulation exists which would limit the Group Companies’ use or enjoyment of, any right in the Company Intellectual Property. All former and current employees, consultants and contractors of the Group Companies who contributed to the Company Intellectual Property purported to be owned by the Group Companies did so either (i) with respect to copyrightable subject matter created by employees, within the scope of their employment or (ii) pursuant to written agreements assigning, subject to applicable Law, all Intellectual Property arising therefrom to the Group Companies. The Group Companies have taken reasonable measures to protect the confidentiality and value of all trade secrets and other proprietary information in the Company Intellectual Property. The Group Companies have obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and other personnel. The computer and information technology software, data and systems owned or used by the Group Companies (“Company IT Systems”) are functional in all material respects and are sufficient to operate the business of the Group Companies. The Group Companies have taken reasonable measures to maintain and safeguard the Company IT Systems, including having appropriate and effective backup and disaster recovery procedures for the business of the Group Companies.

3.13 Absence of Litigation; Actions.

(a) There are no Actions or Orders pending or, to the Company’s Knowledge, threatened against or affecting the Group Companies or any of their members, stockholders, managers, directors, officers or employees, in their capacity as such, at law or in equity, or before or by any Governmental Authority, and to the Company’s Knowledge, there is no reasonable basis for any of the foregoing. There are no outstanding Orders and no unsatisfied judgments, penalties or awards, and there have been no such Orders, unsatisfied judgments, penalties or awards since January 1, 2018, against or affecting the Group Companies or any of their properties or assets. Schedule 3.13 includes a description, of all litigation, administrative actions, disciplinary actions, claims, audits, proceedings or, to the Company’s Knowledge, investigations involving the Group Companies or any of their members, stockholders, managers, directors, officers or employees, in their capacity as such, or independent contractors in connection with services provided to the Group Companies, occurring, arising or existing during the past six (6) years.

(b) None of the Group Companies nor any current senior executive officer or director of the Group Companies has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) the subject of any Order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public Group Company; or (iv) found by a court of competent jurisdiction in a civil action to have violated any federal or state commodities, securities or unfair trade practices Law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

3.14 Compliance with Laws and Regulations; Permits.

(a) Except as set forth on Schedule 3.14, the Group Companies are, and for the past six (6) years have been in compliance in all material respects with all applicable Health Care Requirements. The Group Companies are not and have not been in the past six (6) years, in violation in any material respect of any Health Care Requirements or other Law or Order by which the Group Companies are bound or to which the Group Companies are subject.

(b) To the extent required by applicable Laws, all employees and agents of the Group Companies that provide professional services on behalf of the Group Companies, including all Health Care Professionals: (i) are appropriately licensed, and have maintained active and unrestricted licenses in each of the jurisdictions in which such person provides, or has provided, professional services on behalf of the Group Companies; (ii) are not, and have not been subject to any suspension, probation, termination, limitation or other disciplinary or corrective action under applicable Health Care Requirements by any Governmental Authority, professional society, or medical staff of any health care facility and, to the Knowledge of the Company no such action is pending or threatened; (iii) are eligible to participate in Governmental Health Programs and Third Party Payor Programs; and (iv) to the extent such person has prescriptive authority, have at all relevant times in the last six (6) years when rendering services on behalf of the Group Companies held validly registered with the United States Drug Enforcement Administration (“DEA”) under Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, 21 U.S.C. § 801, et seq. (commonly known as the Controlled Substances Act).

(c) Except as set forth in Schedule 3.14(c), neither the Group Companies nor any of its officers, directors, managers, owners, members, employees or independent contractors are, or have been while employed or engaged with the Group Companies, excluded, suspended or terminated (other than a voluntary termination) from participating in any Governmental Health Program, and, to the Knowledge of the Company, no such exclusion, suspension or termination is pending or threatened. In the past six (6) years, no Group Company has ever: (i) been reprimanded, sanctioned, fined, or disciplined by any licensing board or any Governmental Authority, or with respect to any Governmental Health Program or Third Party Payor Program, received written notice of any overpayments (other than refunds and overpayments that are resolved timely in the ordinary course of business), investigations, audits (other than those occurring in the ordinary course), or termination or intention to terminate any associated Third Party Payor Program; (ii) been the subject of any criminal complaint, indictment or criminal proceedings arising under Health Care requirements; (iii) received written, or to the Knowledge of the Company, oral notice of, any investigation, audit, review or other legal proceeding, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback, Stark Law self-referral amendment or other self-referral, or fee-splitting Laws; (iv) been the subject of any validation, review, survey, inspection, audit, investigation or program integrity review conducted by any Governmental Authority, government contractor or Third Party Payor Program (other than routine audits conducted in the ordinary course of business, that individually or in the aggregate would not have a material impact on the Group Company) and no such reviews, surveys, inspections or audits are pending or, to the Knowledge of the Company, threatened, against or affecting it or any of its respective facilities or locations; (v) been a party to a corporate integrity agreement or deferred prosecution agreement with the OIG, DOJ or any other Governmental Authority; (vi) had ongoing reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (vii) received written notice of any inquiry, review, recall, warning letter or investigation related to an actual or alleged violation of any Health Care Requirements conducted by any enforcement focused Governmental Authority; (viii) been a defendant in any qui tam / False Claims Act litigation or any foreign equivalent thereto; (ix) been served with or received any search warrant, subpoena, civil investigation demand, or contact letter relating to Health Care Requirements by or from any foreign, domestic, federal or state enforcement agency (except in connection with request for medical services related to medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to their business); or (x) received written, or to the Knowledge of the Company, oral notice of any investigation or proceeding based on the Group Company’s or its employees or agents violating professional ethics or standards relating to his or her pharmacy practice.

(d) The Group Companies own or possess, and have owned and possessed for the past six (6) years, all right, title and interest in and to all permits, licenses, franchises, certificates, approvals, consents, ratifications, waivers, grants, concessions, exemptions, certificates of authorization, registrations and other authorizations issued, granted, given, or otherwise made available by or under the authority of Governmental Authorities (collectively, “Permits”) that are required or necessary to conduct its business as currently conducted or previously conducted. Schedule 3.14(d) lists each Permit used and pending application therefor used (or intended for use in, in the case of pending applications) in the operation of the business as currently, conducted. There are no other Permits that are material to the business of the Group Companies that the Group Companies have not obtained. All such Permits that have been issued to the Group Companies are and have been for the past six (6) years, valid and in full force and effect, and there are no provisions in, or agreements relating to, any Permits that preclude or limit the Group Companies from operating and carrying on its business as currently conducted. The Group Companies have provided copies of such Permits to Buyer. The Group Companies are in compliance in all material respects with the terms and conditions of such Permits, and none of the Permits are expired. The Group Companies do not have Knowledge of any fact or circumstance that would reasonably be expected to cause such Permits not to be renewed in the ordinary course of business. Further, other than the state licenses disclosed on Schedule 3.3, no such Permits are subject to notice or consent requirements due to the transactions contemplated by this Agreement. There is no pending or, to the Knowledge of the Company, threatened Action by or before any Governmental Authority to discipline, cite, sanction, fine, revoke, cancel, rescind, suspend, restrict, modify, or refuse to renew any Permit owned or held by the Group Companies and all such Permits are now, and as of the Closing Date shall be, unrestricted, in good standing, in full force and effect and not subject to meritorious challenge. During the last six (6) years, no Group Company has received any written notice or communication from any Governmental Authority regarding any violation of any such Permits (other than any surveys or deficiency reports for which a plan of correction that has been accepted or approved by the applicable Governmental Authority). The Group Companies have delivered to Buyer accurate and complete copies of the most recent inspection reports, audits, deficiency notices, plans of correction and related correspondence received by the Group Companies in connection with the Permits relating to the business.

(e) Set forth on Schedule 3.14(e) is a list of the Group Companies’ current accreditations by various accreditation organizations (collectively, the “Accreditations”). Except as set forth on Schedule 3.14(c): (i) all of the Accreditations have been duly obtained, are current and valid, and are in full force and effect, (ii) no event has occurred or other fact exists with respect to the Accreditations that allows, or after notice or lapse of time or both would allow, revocation, suspension, restriction, limitation or termination of any of the Accreditations, (iii) no notice from any accreditation organization in respect to the revocation, suspension, restriction, limitation or termination of any Accreditations has been issued, received or, to the Knowledge of the Company, proposed or threatened and (iv) no statement of material deficiencies, survey report, inspection report, notice of audit, audit results, complaint or other notice of material noncompliance with the requirements, standards or other conditions of any Accreditation has been issued, received or, to the Knowledge of the Company, proposed or threatened by any accreditation organization.

(f) Except as set forth on Schedule 3.14(f), for the past six (6) years, no Group Company has received any written correspondence, notice or allegation, including any pending investigation or other communication, of any noncompliance from any Governmental Authority or been charged with, or threatened with a charge of, violating any applicable Health Care Requirement, including without limitation any untitled letter, notice of adverse finding or notice of deficiency that alleges or suggests that the Group Company’s business is not in compliance with any applicable Health Care Requirements, nor to the Knowledge of the Company does any reasonable basis for any such action exist.

(g) To the Knowledge of the Company, in the past six (6) years, there are no facts that would reasonably be likely to result in an adverse finding, recall, market withdrawal, or material safety notice of any pharmaceutical products held, sold, compounded, dispensed or distributed by the Group Company.

(h) For the past six (6) years, the Company has maintained and timely filed with the FDA, DEA, and other federal, state, local or foreign Governmental Authorities all material reports, data, forms, notices, applications, statements, documents, registrations, filings, amendments, records, claims, filings, and submissions (“Submissions”) required to be filed under applicable Health Care Requirements, and all such Submissions were in material compliance with applicable Health Care Requirements when filed, true and correct as of the date of submission, or were corrected in or supplemented by a subsequent filing, and no deficiencies have been asserted by any applicable Governmental Authorities with respect to any such Submissions. All information submitted to any Governmental Authority is materially accurate and complete. To the Company’s Knowledge, no basis for liability exists with respect to any such Submissions.

(i) The Group Companies are and have been for the past six (6) years in compliance with all Health Care Requirements applicable to the sourcing, possession, filling, preparing, dispensing, distributing, and marketing of Human Growth Hormone (“HGH”). The Group Companies are and have been for the past six (6) in compliance with all Laws, including all applicable Health Care Requirements, with regard to the sourcing of all Active Pharmaceutical Ingredients (“API”) necessary for the compounding, dispensing, or distribution of HGH, including ensuring that the HGH is sourced from FDA-registered drug manufacturers and, if applicable, from licensed drug wholesalers.

(j) Without limiting the generality of the foregoing subsections of this Section 3.14:

(i) Neither the Group Companies nor the Seller nor any current or former officer, director or managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)) or other employee of the Group Companies, before or during their employment with the Company, have been: (A) excluded or debarred, including pursuant to the FDCA, as amended, or has had a billing privilege revoked or has been suspended from participation in any Governmental Health Program; (B) subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8; or (C) convicted of a crime described at 42 U.S.C. § 1320a-7b, nor is any such exclusion, debarment, revocation, termination, sanction or conviction pending or, to the Knowledge of the Company, threatened.

(ii) The Group Companies: (A) are not nor have been, enrolled under Title XVIII of the Social Security Act; (B) are not, nor have been, certified for participation in the Governmental Health Programs; or (C) have not nor have had current and valid Payor Agreements with any Third Party Payor Programs. The Group Companies have not for the past six (6) years submitted claims to, or received any remuneration or reimbursements from, any Governmental Health Programs or Third Party Payor Programs, directly or indirectly. The Group Companies currently have and have for the past six (6) years had, billing practices, including claims submission and receipt of payments, that are in material compliance with all applicable Health Care Requirements. The Group Companies have paid or will pay, in the ordinary course of business and as applicable, all discovered undisputed refunds, overpayments, discounts and adjustments within the time frame required by Health Care Requirements.

(iii) For the past six (6) years, neither the Group Companies nor any manager, director, officer, to the Knowledge of the Company, employee of any Group Company have been in violation of any Health Care Requirement for making, or agreeing to make, any improper contribution or gift, bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person, including (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured or (c) to obtain special concessions or pay for special concessions already obtained for or in respect of the business of the Group Companies.

(iv) The Group Companies are and have been for the past six (6) years, in compliance in all material respects with all applicable Laws regarding the selection, deselection, credentialing and supervision of its Health Care Professionals.

3.15 Health Care Professionals.

(a) Set forth on Schedule 3.15(a) is a list of all Health Care Professionals currently employed by or under contract with the Group Companies, and the Group Companies have provided to Buyer, or otherwise made available to Buyer, complete copies of all Permits of such Health Care Professionals. Each Health Care Professional who currently is employed by, or renders services on behalf of, the Group Companies, or at any time during the last six (6) years, was employed by, or rendered services on behalf of, the Group Companies as a Health Care Professional:

(i) is, and has been during the last six (6) years, in compliance in all material respects with all applicable Health Care Requirements;

(ii) is, and has been during the last six (6) years, duly licensed and registered, and in good standing in the state in which such Health Care Professional engages in the practice of his/her profession, and said license and registration have not been suspended, revoked or restricted in any manner, nor is said license or registration currently subject to a stipulation or probation;

(iii) to the Knowledge of the Company, except as set forth on Schedule 3.15(a)(iii), during the last six (6) years, has not been a party or subject to:

A. any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree while acting on behalf of the Group Companies;

B. any disciplinary, peer review or professional review investigation or action instituted by any licensure board, hospital, professional school, health care facility or entity, professional society or association, Third Party Payor Program, peer review or professional review committee or body, or Governmental Authority;

C. any criminal conviction, indictment or criminal proceedings;

D. any investigation or action, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting Laws, or engaging in other billing improprieties; or

E. any denial of an application in any state for a Permit as a Health Care Professional, for participation in any Third Party Payor Program, or for malpractice insurance.

(iv) For the past six (6) years, there is no pending or, to the Knowledge of the Company, threatened action alleging that the business of the Group Companies violates any applicable Laws regarding: (A) the organization or ownership of Persons that employ Health Care Professionals; (B) the manner in which Health Care Professionals may split or share with other Persons fees generated from the provision of professional services; or (C) the unauthorized or unlicensed practice of a licensed profession by Persons not wholly owned by Health Care Professionals.

3.16 Product Liability and Regulatory Matters.

(a) There are no pending, and during the last six (6) years, there have not been any pending, or to the Knowledge of the Company, threatened, Actions against the Group Companies or the Seller arising out of product liability, personal injury or property damage, indemnity, consumer fraud, express or implied warranties or similar claims pertaining to or arising out of the Products or the use or consumption thereof, or any other claims that any Product is defective, lacks appropriate certifications, lacks appropriate instructions, or warnings or notices, is adulterated or misbranded, is misleadingly or falsely labeled or marketed, fails to meet product specifications or warranties, or fails to meet any applicable Law, Order, or other governmental standard or requirement (“Product Liability Claims”). Neither the Group Companies nor the Seller have, during the last six (6) years, received any notice of any Product Liability Claims.

(b) The Group Companies, the Seller, the Products, and, to the Knowledge of the Company, their contract manufacturers, vendors, and suppliers, have complied in all material respects with Laws and Food Laws, and have appropriate policies and procedures in place to ensure material compliance, including with (A) all applicable labeling, safety, notification, registration, manufacturing, testing, advertising, marketing, promotional, approval, transportation, storage, record-keeping, reporting, food contact and all other Food Laws or requirements, including concerning the facilities, applicable to the Company and the Products, and (B) all other applicable Laws governing the purity, storage, quality, packaging, labeling, manufacturing, marketing, promotion and/or advertising of food and dietary supplements sold for human consumption, as may be applicable to the Products and all comparable state or local Laws. The Company conducts testing of and conducts a review of the certificates of analysis for all Product lots received from its suppliers, vendors or contract manufacturers, has ensured Product specifications are met, and has ensured the quality and safety of finished Products prior to sale and distribution. The Company and, to its Knowledge, its contract manufacturers, suppliers, or other vendors have not received any written notice of a violation of the Law with respect to the Products or of non-compliance with Product specifications, nor, to the Knowledge of the Company, does there exist any fact, event, or circumstance that would reasonably be expected to constitute or form the basis for a violation of any of the foregoing set forth above in this Section 3.16(b).

(c) Without limiting the generality of any other provisions within this Section 3.16(c) or elsewhere in this Agreement, the Products for sale or in inventory, during the last six (6) years: (i) are of good and merchantable quality, and fit for human consumption; (ii) contain only ingredients which are safe and legally permissible for use in the Products and for the particular use to which they are put within each Product; (iii) do not contain any poisonous, toxic, or harmful or banned substance (when used pursuant to directions for use or suggested use as set forth on the Company’s labels or on the Company’s website); (iv), are not, as of the date the Product was or is placed into interstate commerce by or on behalf of the Group Companies and the Seller, articles which are misbranded, adulterated, or unfit for human consumption or which may not, under the provisions of the FDCA, be introduced into interstate commerce; (v) are not manufactured, prepared, preserved, packaged, handled, processed, tested, stored or transported under unsanitary conditions; (vi) are formulated, manufactured, processed, handled, packaged, labeled, stored, transported, distributed, and marketed, advertised and sold by and on behalf of the Company in material compliance with all applicable standards, specifications, warranties and Laws, including, without limitation, all applicable current “Good Manufacturing Practice”

requirements, including those set forth in 21 C.F.R. Parts 111 and 117 for human dietary supplement products (collectively, “Good Manufacturing Practices”), hazard analysis and critical control points standards, hazard analysis and preventive controls requirements, and other applicable food safety standards; (vii) are manufactured, processed, packed, labeled and held in facilities that are appropriately licensed or registered in accordance with applicable Food Laws; (viii) comply with the requirements of California Proposition 65 or other similar Laws; and (ix) are appropriately certified by Governmental Authorities or third-party certification bodies in relation to Product claims where necessary and required.

(d) The Group Companies, the Seller, and, to the Knowledge of the Company, its contract manufacturers, suppliers, or other vendors are not, and during the last six (6) years, have not been, a party or, to the Knowledge of the Company, subject to any pending or threatened complaint, investigation, enforcement action or criminal action, or other Action or Order, including, without limitation, any notice of violation or inspectional observation (including FDA Form 483), warning letter, untitled letter, cyber letter, seizure, injunction, detention, refusal of admittance, civil penalty, criminal investigation or penalty, disqualification or debarment, California Proposition 65 claim, request for corrective or remedial action or other compliance or enforcement action, or other similar Action or Order, by or on behalf of FDA, or similar local, state or foreign Governmental Authority. The Group Companies, the Seller, and, to the Knowledge of the Company, their contract manufacturers, suppliers, or other vendors have not received notice of, or been subject to, any claim, threat, or finding of violation of, or deficiency or non-compliance with any of the foregoing or any other applicable Law or Food Law, in respect of any of (1) the Products, (2) the ingredients in the Products, or (3) the facility at which the Products are manufactured, stored, processed, labeled, or packaged. To the Knowledge of the Company, there is no reason to believe that any Product, or any action or activity by or on behalf of the Group Companies or the Seller, provides a reasonable basis for enforcement by a Governmental Authority or for any corrective or remedial action or other compliance action. Neither the Group Companies nor the Seller have been required under any Law to file any reports with any Governmental Authority or to give any notice to any Governmental Authority with regard to the conduct of its business, including without limitation labeling, safety, notification, registration, manufacturing, testing, advertising, marketing, promotional, approval, transportation, storage, record-keeping, and reporting, or with regard to the sale or use of any Product.

(e) The Products are and, during the last six (6) years, have not been the subject of any voluntary or involuntary market withdrawal, recall, correction, field alerts, safety alert, seizure, warning, investigator notice, detention, suspension, holds, public notification, or other proceeding or notification, and none of the foregoing are pending or during the last six (6) years have been threatened, filed or commenced against any Group Company or the Seller relating to any alleged lack of safety, efficacy or any failure to comply with any applicable Law or Permit. Neither the Group Companies nor the Seller have received any written notice, nor, to the Knowledge of the Company, does there exist any fact, event, or circumstance that would reasonably be expected to constitute or form the basis of any of the foregoing set forth in this Section 3.16(e).

(f) All of the current packaging for the Products manufactured, distributed and/or sold by or on behalf of the Group Companies or the Seller is adequate for normal shipping and storage in the ordinary course of business.

(g) Each Group Company and the Seller, and the labeling, advertising, marketing and promotional materials and use of internal or third-party sponsors of the Group Companies, Seller or the Products, comply and, during the last six (6) years, have complied in all material respects with the Laws of the U.S. Federal Trade Commission, including without limitation Section 5 of the Federal Trade Commission Act, the FDA, and of any other similar local, state and foreign Governmental Authorities, as applicable, including requirements for having adequate substantiation for claims and representations prior to use of the claims and representations. Without in any way limiting the generality of the foregoing or any other provision within this Agreement, all labels, labeling, advertising, marketing and promotional materials, including all product claims, endorsements, testimonials and copy contained therein, are in material compliance with all applicable Laws and other Food Laws. The Company has not, during the last six (6) years, received any written notice that it or its Products may be in noncompliance with or in violation of any of the foregoing in this Section 3.16(g).

3.17 Information Privacy and Data Security. Each Group Company is and has for the past six (6) years been, in material compliance with: (i) all Applicable Privacy Laws; (ii) publicly facing Company privacy policies and statements, and (iii) contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information; ((i)-(iii) collectively, the “Privacy Requirements”). For the past six (6) years, the Group Companies have had in place policies relating to the security and privacy of Personal Information that materially comply with all Applicable Privacy Laws, and the Group Company has made such policies available to Buyer. Each Group Company has posted to its website and each of its online sites and services, including all mobile applications, terms of use or service and a privacy policy that materially complies with Applicable Privacy Laws and that reflects such Group Company’s practices concerning the collection, use, and disclosure of Personal Information in such online sites, services, and mobile applications. Each Group Company has entered into business associate agreements with business associates or subcontractors (as defined under HIPAA) when required by HIPAA and such agreements have been made available to Buyer. For the past six (6) years, each Group Company has, in accordance with Applicable Privacy Laws, maintained reasonable controls in place to detect data security incidents and to protect Personal Information against loss and against data security incidents, and other unauthorized access, use, modification, disclosure, or other misuse that would constitute a violation of Applicable Privacy Laws. For the past six (6) years, each Group Company has: (i) conducted vulnerability testing, risk assessments, and external audits of such Group Company’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or critical or high vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of third party Information Security Reviews; and (iv) timely installed critical and high-risk software security patches and other fixes to identified technical information security vulnerabilities. For the past six (6) years, each Group Company has provided its employees with regular training on privacy and data security matters as required by Privacy Requirements. Except as set forth in Schedule 3.17, no Group Company has made, nor been required by Privacy Requirements to make in the past six (6) years, any disclosures or other notification to any Person or Governmental Authority regarding an actual or reasonably suspected breach of Personal Information as required by Applicable Privacy Laws. No Group Company is subject to the European General Data Protection Regulation and/or any other privacy or data protection laws from the European Union or any other jurisdictions outside of the United States. Except as set forth in Schedule 3.17, in the past six (6) years, no Group Company has suffered any data breach or security or privacy incident as defined by Privacy Requirements. For the past six (6) years, each Group Company has implemented reasonable with respect to Group Company’s size backup, security and disaster recovery practices, and no Person has gained unauthorized access to any of the Group Companies’ information security systems. Other than standard online advertising, analytics and measurement services, no Group Company has licensed, sold or otherwise disclosed any Personal Information for compensation. The Group Companies comply with Applicable Privacy Laws in its use of online advertising, analytics and measurement services. For the past six (6) years, to the Knowledge of any Group Company, no Group Company has been subject to any investigations. For the past six (6) years, no Group Company has been subject to any lawsuits, claims or audits from any Governmental Authority regarding its privacy or data security policies or practices. The consummation of any of the transactions contemplated hereby or thereby, will not violate any Privacy Requirements as they currently exist as they existed at any time during which any of the Personal Information was collected or obtained.

3.18 Taxes.

(a) Each Group Company has duly and timely filed all income and other material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Laws. All income and other material Taxes due and owing by the Group Companies (whether or not shown on any Tax Return) have been paid. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No written claim has ever been made by a Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(c) Each Group Company has timely and properly withheld: (i) all amounts required to be withheld from payments to its employees, agents, contractors, nonresidents, members, lenders and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. Each Group Company has timely remitted and reported all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws in all material respects.

(d) No Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Knowledge of the Company, threatened with regard to any Tax or Tax Returns of or with respect to the Group Companies. No Group Company has received from any Governmental Authority (including jurisdictions where the Group Companies have not filed Tax Returns) any written: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Group Companies. The Company has delivered or made available to Buyer correct and complete copies of all U.S. federal and material state, local and non-U.S. income Tax Returns filed by any Group Company on a separate company basis, excluding, for the avoidance of doubt, Seller Group Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Group Companies in connection with any taxable periods beginning after January 1, 2018, excluding, for the avoidance of doubt, any such examination report or statements of deficiencies with respect to any Seller Group Tax Returns.

(e) No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) No Group Company is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or similar provision of state, local or non-U.S. Law. Each Group Company has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar provision of state, local or non-U.S. Law).

(g) No Group Company is subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(h) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Pre-Closing Tax Period as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period; (ii) use of an improper method of accounting for Pre-Closing Tax Period; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Code Sections 455 or 456, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received on or prior to the Closing Date; (vi) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); (vii) application of Code Sections 951, 951A, or 952(c)(2) with respect to income earned or recognized or payments received by any Group Company prior to the Closing; or (viii) ownership interest in any “passive foreign investment company” within the meaning of the Code.

(i) No Group Company has been nor will be required to include any amount into income under Section 965 of the Code.

(j) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Group Company.

(k) No Group Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement (excluding any Contract entered into in the ordinary course of business the primary subject of which is not Taxes), and no Group Company has any other obligation to pay any Tax on behalf of any other Person or indemnify or reimburse any other Person for any Tax (other than the Tax of such Group Company). In each case, other than the Seller Group, no Group Company is now nor has ever been a member of an “affiliated group” (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return. No Group Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (excluding Contract entered into in the ordinary course of business the primary subject of which is not Taxes) or pursuant to any Law.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax authority with respect to any Group Company, and no power of attorney with respect to Taxes is currently in effect with respect to any Group Company.

(m) Each Group Company is an accrual method taxpayer.

(n) No Group Company has made an election to defer any Taxes under Section 2302 of the CARES Act for 2020, or any similar election under federal, state or local Tax Law. Each Group Company has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

(o) Seller owns all of the Shares, and Seller and the Company are included in the Seller Group’s consolidated U.S. federal income Tax Return.

(p) Each Group Company has complied in all material respects with applicable escheat and unclaimed property Laws and has timely paid to the appropriate Governmental Authority all material amounts required to be paid over under such applicable escheat and unclaimed property Laws.

3.19 Employees.

(a) Schedule 3.19(a)(i) contains a complete and accurate list of all of the employees of the Group Companies, setting forth for each employee the employee’s position or title; the legal entity employing such employee as of the date of this Agreement; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location (city/town, state); status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; accrued but unused paid time off; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby Schedule 3.19(a)(ii) contains a complete and accurate list of all of the individual independent contractors and consultants of the Group Companies or other agents employed or used by the Group Companies and classified by the Group Companies as other than employees, or compensated other than through wages paid by the Group Companies through the Group Companies’ payroll (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, date of hire, business location (city/town, state), average hours worked per week for the Group Companies, fee or compensation arrangements and other contractual terms with the Group Companies. Except as contemplated by this Agreement or as set forth on Schedule 3.19(a)(iii), to the Company’s Knowledge, no key employee or Contingent Worker has expressed any plans to terminate his, her or their employment or service arrangement with the Group Companies.

(b) (i) Each Group Company is, and for the past four (4) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, fair employment practices, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, employee leave, equal pay, restrictive covenants, terms and conditions of employment, employee leave and wages and hours, including the payment of minimum wages and overtime, harassment, discrimination, retaliation and wages and hours, including without limitation, with respect to the classification and treatment of employees and Contingent Workers for purposes of federal, state and local Law, payment of minimum wages and overtime, Tax Laws and regulations, and employee benefit plans and perquisites; (ii) no Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for the Group Companies or amounts required to be reimbursed to such employees or Contingent Workers; (iii) there are no, and within the past four (4) years there have been no, formal or informal grievances, government audit or investigations, internal or external investigations of employee misconduct, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual harassment or other unlawful harassment, retaliation, unfair labor practices, violation of restrictive covenants, the misclassification of independent contractors, or noncompliance with wage and hour Laws) pending or, to the Knowledge of the Company, threatened against any Group Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) to the Company’s Knowledge, none of the employment policies or practices of any Group Company currently being audited or investigated; (v) none of the Group Companies or any of its officers or employees in their capacity as such, is, or within the past four (4) years has been, subject to any Order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) each Group Company is in compliance with the requirements of the Immigration Reform Control Act of 1986; and (vii) no Group Company is liable for any employment Taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) To the extent that any Contingent Workers are employed or used, the Group Companies have properly classified and treated them as Contingent Workers (as distinguished from form W-2 employees) in accordance with applicable Laws and for purposes of all wage, hour, classification and Tax Laws and regulations and employee benefit plans and perquisites.

(d) No Group Company is a joint employer with any of its vendors, suppliers or any other Person.

(e) Except as set forth on Schedule 3.19(e), (i) there is no, and during the past four (4) years there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the business of the Group Company; (ii) no Group Company has any duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on any Group Company, or being negotiated, with respect to any Group Company’s operations or any employee or Contingent Worker; and (iv) no Group Company has engaged in any unfair labor practice.

(f) During the past four (4) years, no Group Company has experienced a “plant closing”, “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law affecting any site of employment of any Group Company or one or more facilities or operating units within any site of employment or facility of any Group Company. During the ninety (90) day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act, or any similar state, local or foreign Law or regulation, with respect to any Group Company.

(g) Except as set forth on Schedule 3.19(g), in the past 12 months (i) no officer’s, manager’s, or executive’s employment with any Group Company has been terminated for any reason; and (ii) to the Knowledge of the Company, no officer, executive, manager, or group of employees or Contingent Workers has expressed any plans to terminate his, her or its employment or service arrangement with any Group Company.

(h) In the last four (4) years, no allegations of sexual harassment, other unlawful harassment, sexual misconduct, discrimination, or retaliation have been made to any Group Company against any employee, director, or Contingent Worker of any Group Company nor has any Group Company otherwise been notified of such allegations. Further, to the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company or any employee, director or Contingent Worker of any Group Company.

(i) Except as set forth on Schedule 3.19(i), the consummation of the transactions contemplated in this Agreement will not (i) entitle any employee or Contingent Worker of any Group Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee or Contingent Worker, or (iii) entitle any such employee or Contingent Worker to terminate, shorten or otherwise change the terms of his or her employment or consulting relationship (as applicable). No employee or Contingent Worker is eligible to earn commission, incentive compensation, or other post-employment or post-engagement compensation payments after the end of their employment or engagement with any Group Company.

(j) Except as set forth in any Contracts disclosed on Schedule 3.11(a)(xvi) or Schedule 3.11(a)(xvii) or as otherwise set forth on Schedule 3.19(j), all employees of the Group Companies are employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, which cannot be terminated by such Group Company without notice and/or without severance pay.

(k) Each Group Company is and has been in compliance with (i) COVID-19 related Laws (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control and Prevention, the Equal Employment Opportunity Commission, and any other state, local and/or other governmental body; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

(l) No Group Company is a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment.

3.20 Employee Benefit Plans.

(a) Schedule 3.20(a) sets forth a true, complete and correct list of every material Group Company Employee Plan.

(b) True, complete and correct copies of the following documents, with respect to each Group Company Employee Plan, where applicable, have previously been delivered to Buyer: (i) all documents currently embodying or governing such Group Company Employee Plan (or for unwritten Group Company Employee Plans a written description of the material terms of such Group Company Employee Plan) and any funding medium for the Group Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine written correspondence to and from any governmental agency in the Company’s possession.

(c) Each Group Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and no event or omission has occurred that would cause any Group Company Employee Plan to lose such qualification or require corrective action through the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(d) (i) Each Group Company Employee Plan is and has been established, operated, and administered in all material respects in accordance with applicable Laws and regulations and with its terms, including without limitation ERISA, the Code and the Affordable Care Act. (ii) No Group Company Employee Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or has been the subject of any self-correction under any such program. (iii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Group Company Employee Plan or any fiduciary or Service Providers of the Group Companies, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iv) All payments and/or contributions required to have been made with respect to all Group Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Group Company Employee Plan and applicable Law. (v) The Group Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code, to the extent applicable.

(e) Neither the Group Companies nor any ERISA Affiliate have ever maintained, contributed to, been required to contribute to, or had any liability or obligation (including on account of any ERISA Affiliate) (whether contingent or otherwise) with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Group Companies nor any ERISA Affiliate have ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f) Neither the Group Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and no Group Company has ever promised to provide such post-termination benefits.

(g) (i) Each Group Company Employee Plan that is subject to ERISA may be amended, terminated, or otherwise discontinued by the Group Companies without any material Liability to the Group Companies other than routine administration costs and the payment of accrued benefits thereunder; (ii) none of the Group Companies has announced its intention to modify or terminate any Group Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Group Company Employee Plan; (iii) each asset held under each Group Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability; and (iv) no Group Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract.

(h) Each Group Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Group Company Employee Plan is or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i) No Group Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

(j) No Group Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(k) Neither the execution and delivery of this Agreement, the member approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or Service Providers of the Group Companies; (ii) further restrict any rights of the Group Companies to amend or terminate any Group Company Employee Plan; or (iii) result in any “excess parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

3.21 Insurance. Schedule 3.21 lists each insurance policy maintained by or on behalf of the Group Companies with respect to its directors and officers, properties, assets, liabilities and business (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due and payable with respect to the Insurance Policies have been paid, and the Group Companies has never been: (i) in material default with respect to their Liabilities under any such Insurance Policies or (ii) denied (in writing) insurance coverage. No written notice has been received by the Group Companies from any insurance carrier purporting to cancel or refuse renewal, reduce or dispute coverage under any such insurance policy. Except as set forth on Schedule 3.21, the Group Companies do not have and has had no self-insurance or co-insurance program.

3.22 Environmental Matters.

(a) Each Group Company is, and has been for the past six (6) years has been, in compliance in all material respects with all Environmental Requirements and has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and no Group Company has received any oral or written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to any Group Company or any of their properties or facilities.

(b) Without limiting the generality of the foregoing, each Group Company has obtained and complied with, and is currently in compliance with, all Permits and other authorizations that may be required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of their business.

3.23 Affiliate Transactions. Except as disclosed on Schedule 3.23, no officer, director, manager, employee, securityholder or other Affiliate of any Group Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with any Group Company or which is pertaining to the business of any Group Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of any Group Company. Schedule 3.23 hereto describes: (i) all affiliated services provided to or on behalf of the Group Companies by the Seller or its Affiliates (other than the Group Companies) and to or on behalf of the Seller and its Affiliates (other than the Group Companies) by the Group Companies and all affiliate transactions or Contracts between any Group Company, on the one hand, and the Seller or any of its Affiliates, on the other hand (including, in each case, the costs charged to or by the Group Companies), (ii) all affiliate transactions or Contracts among the Group Companies, and (iii) a description of all relationships and affiliations among all parties to any arrangements or transactions disclosed in accordance with clauses (i) and (ii) (any arrangements described in clauses (i) through (iii) entered into prior to the Closing, the “Affiliate Arrangements”).

3.24 No Brokers. There is no broker, finder or other intermediary who has been retained by or is authorized to act on behalf of any Group Company or any of their Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.25 Indebtedness. Except as set forth on Schedule 3.25, no Group Company has Indebtedness.

3.26 Illegal Payments. Neither the Group Companies, nor the Seller nor any officer or employee of the Group Companies has offered, made or received on behalf of any Group Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any Person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons.

3.27 International Trade. No member, manager, director or officer of any Group Company nor is the Seller identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”), (ii) the Bureau of Industry and Security of the DOC “Denied Persons List,” “Entity List” or “Unverified List,” or (iii) the Office of Defense Trade Controls of the DOS “list of Debarred Parties”. Neither the Seller nor any Group Company is involved in business arrangements and does not otherwise knowingly engage in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs, in violation of the regulations maintained by OFAC.

3.28 Investment Company Status. No Group Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER PARTIES.

As a material inducement to Buyer entering into this Agreement, the Seller Parties, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:

4.1 Authority, Power and Enforceability. Each Seller Party has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. Each Seller Party has duly approved, executed and delivered this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which a Seller Party is a party constitute the valid and binding agreements of the Seller Party enforceable against the Seller Party, in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.2 No Conflicts; Required Filings and Consents. The execution, delivery and performance by a Seller Party of this Agreement and all Ancillary Agreements to which the Seller Party is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, Permit, license or authorization to which the Seller Party is a party or by which any of his or her respective assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Seller Party’s organizational documents, (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to the Seller Party, or (iv) require from the Seller Party any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

4.3 Title to Shares. The Seller has good and valid title to and unrestricted power to vote and sell, free and clear of any Lien (other than any restrictions arising under applicable provisions of the Securities Act and applicable state securities Laws), all of the Shares. The Seller Parties are not a party to any option, warrant, purchase right or other Contract or commitment other than this Agreement that could require the Seller to sell, transfer or otherwise dispose of any Shares, or that gives any other Person any rights with respect to the Shares owned by the Seller. The Seller Parties are not a party to any voting trust, proxy or other Contract with respect to the voting of any Shares.

4.4 Litigation. There are no actions, suits, proceedings, Orders, judgments, decrees, claims or investigations pending or threatened against or affecting the Seller Parties, at law or in equity, or before or by any Governmental Authority and, to the knowledge of the Seller Parties, there is no basis for any of the foregoing, and the Seller Parties are not subject to any outstanding order, judgment or decree issued by any Governmental Authority, in each case which would adversely affect the ability of the Seller Parties to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder.

4.5 No Brokers. Except as set forth on Schedule 4.5, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Seller Parties or any of their respective Affiliates who might be entitled to any fee or commission from the Seller Parties in connection with the transactions contemplated by this Agreement.

4.6 SEC Filings; Sarbanes-Oxley.

(a) The Seller Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the United States Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “Seller Parent SEC Reports”). The Seller Parent has heretofore furnished to Buyer true and correct copies of all amendments and modifications that have not been filed by the Seller Parent with the SEC to all agreements, documents and other instruments that previously had been filed by the Seller Parent with the SEC and are currently in effect. As of their respective dates, the Seller Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Seller Parent SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Seller Parent SEC Report. Each director and executive officer of the Seller Parent has filed with the SEC on a timely basis all documents required with respect to the Seller Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Seller Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Seller as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to individually or in the aggregate be material). The Seller Parent has no off-balance sheet arrangements that are not disclosed in the Seller Parent SEC Reports. No financial statements other than those of the Seller Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Seller Parent.

(c) Except as and to the extent set forth in the Seller Parent SEC Reports, there exists no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Seller’s business since the date of the last Seller Parent SEC Report.

(d) The Seller Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) The Seller Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Seller Parent and other material information required to be disclosed by the Seller Parent in the reports and other documents that it files or furnishes under the Exchange Act (including the Seller Parent SEC Reports) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Seller Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Seller Parent’s principal executive officer and principal financial officer to material information required to be included in the Seller Parent’s periodic reports required under the Exchange Act.

(f) The Seller Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Seller Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Seller Parent has delivered to Buyer a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Seller Parent to the Seller Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Seller Parent to record, process, summarize and report financial data. Neither the Seller Parent nor any of its directors or officers has any knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Seller Parent.

(g) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Seller Parent SEC Reports. To the knowledge of the Seller Parent and its directors and officers, none of the Seller Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Vote Required. There are no votes required of any class or series of shares of the Seller Parent necessary to approve the transactions contemplated hereunder and no such vote shall be held by the Seller Parent with respect to this Agreement or the transactions contemplated hereunder.

SECTION 5. REPRESENTATIONS AND WARRANTIES CONCERNING BUYER.

As a material inducement to the Company and the Seller Parties to enter into this Agreement, Buyer hereby represents and warrants to the Company and the Seller Parties as of the date hereof and as of the Closing Date, that:

5.1 Organization and Qualification. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in the jurisdictions in which it operates. Buyer is not in default under or in violation of any provision of its certificate of incorporation or bylaws as amended and currently in effect. Buyer has full power and authority to own, lease or operate its properties and to carry on its business as now conducted and currently proposed to be conducted.

5.2 Authority, Power and Enforceability. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. Buyer has duly approved, executed and delivered this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Buyer is a party constitute the valid and binding agreements of Buyer, enforceable against Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3 No Conflicts; Required Filings and Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, Permit, license or authorization to which Buyer is a party or by which any of its assets are bound; (b) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Buyer’s certificate of incorporation or bylaws; (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any Order of, or any restriction imposed by, any court or Governmental Authority applicable to Buyer; or (d) require from Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party, in each case of the foregoing cases in any way that would adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.4 Investment Intent. Buyer is acquiring the Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Law. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities Laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

5.5 No Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

5.6 Equity Commitment Letter; Financing. The Equity Commitment Letter provides for, subject only to the conditions set forth in the Equity Commitment Letter, a commitment to provide the financing described therein, the proceeds of which may be used to consummate the transactions contemplated by this Agreement (the “Financing”). Assuming the Financing is funded in accordance with the Equity Commitment Letter, and assuming satisfaction of all of Buyer’s conditions to Closing, the Financing, when funded, will be sufficient to enable Buyer to timely perform its obligations to pay, fund or discharge all of the items to be paid, funded or discharged by Buyer pursuant to Section 2.3. Buyer has made available to the Seller a complete and accurate copy of the Equity Commitment Letter as in effect on the date of this Agreement. This Equity Commitment Letter is in full force and effect, and constitutes the legal, valid and binding obligations of the parties thereto, enforceable against the parties thereto, in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.7 Independent Investigation; No Reliance. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE GROUP COMPANIES AND THE ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE COMPANY. IN ENTERING INTO THIS AGREEMENT, BUYER: (A) ACKNOWLEDGES THAT, OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 3 OR SECTION 4 OF THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2(e)(ii), NONE OF THE SELLER PARTIES, THE GROUP COMPANIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE GROUP COMPANIES; (B) AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, OTHER THAN IN THE CASE OF FRAUD OR WITH RESPECT TO CLAIMS EXPRESSLY PERMITTED UNDER THIS AGREEMENT, THAT NONE OF SELLER PARTIES, THE GROUP COMPANIES, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL HAVE ANY DIRECT PERSONAL LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER, OR ITS AFFILIATES (INCLUDING, FOLLOWING THE CLOSING, THE GROUP COMPANIES) ON ANY BASIS (INCLUDING CONTRACT, TORT, OR OTHERWISE) BASED UPON ANY INFORMATION PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER PRIOR TO THE EXECUTION OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3 AND SECTION 4 OF THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2(e)(ii) BUYER HAS NOT RELIED ON ANY STATEMENT OR REPRESENTATION IN MAKING ITS DECISION TO ACQUIRE THE GROUP COMPANIES AND THE SHARES.

SECTION 6. PRE-CLOSING COVENANTS AND AGREEMENTS.

6.1 Further Actions.

(a) From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, each Party will cooperate in good faith with the other Parties and their Affiliates and take such actions and execute and deliver such documents and instruments that are reasonably necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable, including using reasonable best efforts to: (i) obtain each of the Material Consents, (ii) prevent the entry of any pending or threatened Order that would prevent, prohibit or delay the consummation of the transactions contemplated hereby, (iii) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the transactions contemplated hereby, (iv) effect all necessary registrations, applications, notices and other filings required by applicable Law to consummate the transactions contemplated hereby, the fees payable to any applicable Governmental Authority for which shall be borne equally by Buyer, on the one hand, and the Seller Parties, on the other hand, (v) cooperate with the other Parties with respect to all registrations, applications, notices and other filings by any other Party that are required by applicable Law or that such other Party otherwise elects to make to consummate the transactions contemplated hereby, and (vi) otherwise take such actions as any Party may request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Section 8.1 or Section 8.2, as applicable, to be satisfied (except to the extent waived in accordance with this Agreement).

(b) All of such registrations, applications, notices and other filings to be made in connection with clause (iv) of Section 6.1(a) shall be prepared and effected by Buyer, and Buyer, on the one hand, and the Seller and the Company, on the other hand, shall each use its reasonable best efforts to cooperate with such other Party or Parties as necessary or reasonably requested, including considering all comments of such other Party or Parties in good faith, and provide any documents or other information required or reasonably requested by such other Party or Parties, in order for Buyer, to effect such registrations, applications, notices and other filings, and for all such Parties to have prompt access to and awareness of all information provided to or received from any Governmental Authority in connection therewith. Without limiting the foregoing, Buyer shall submit, make, file, furnish and deliver all relevant pre-Closing registrations, applications, notices and other pharmacy regulatory filings listed on Schedule 6.1(b)(i) and such others as may be mutually agreed in writing by the Parties (collectively, the “CHOW Filings”) according to the timeline reflected in Schedule 6.1(b)(i), and, in the case of the CHOW Filings listed on Schedule 6.1(b)(ii), no later than March 13, 2023, in each case in the forms mutually agreed in writing by the Parties.

6.2 Operation of the Business.

(a) Except as otherwise permitted or required by this Agreement, required by any applicable Law, Order or Contract, as set forth in Schedule 6.2(a), or as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), from the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, each Group Company shall use its reasonable best efforts to:

(i) conduct such Group Company’s business in a reasonable and prudent manner in accordance with such Group Company’s past practices, including hiring and terminating personnel;

(ii) preserve intact such Group Company’s existing business organizations and relations with its employees, customers, suppliers and others with whom it has a business relationship in the ordinary course of business consistent with past practice;

(iii) preserve intact and protect its business, material assets and properties; and

(iv) conduct its business in material compliance with applicable Law.

(b) Without limiting the generality of the provisions of Section 6.2(a), from the date hereof until the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, delayed or denied), and except as otherwise expressly permitted or expressly required by this Agreement, as required by applicable Law or Order, or as set forth on Schedule 6.2(b), no Group Company shall:

(i) redeem, purchase or otherwise acquire any equity interests or securities;

(ii) issue, sell or transfer any notes, bonds or other debt securities (excluding, for the avoidance of doubt, the incurrence of current liabilities in the ordinary course of business), any equity interests, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any equity interests;

(iii) borrow any amount, receive any committed loan facilities or incur or become subject to any Indebtedness for borrowed money (including contingently as a guarantor or otherwise), excluding, for the avoidance of doubt, Transaction Expenses and current liabilities incurred in the ordinary course of business that reduce the Final Calculation of the Closing Cash Purchase Price;

(iv) expressly waive, cancel, compromise or release any rights or claims of material value to the Group Companies taken as a whole;

(v) enter into any Company Contract or amend or terminate any Group Company’s rights thereunder (other than, for the avoidance of doubt, any expiration of such Company Contract in accordance with its terms);

(vi) make any change in the compensation payable or to become payable to any Service Providers other than pursuant to any Contract with any such Service Provider that has been set forth on the Disclosure Schedules, or enter into any bonus payment arrangement with any of such Service Providers, or establish or create any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such Persons or the amendment of any of the foregoing;

(vii) terminate the employment of any key employee or conduct any group termination, reduction in force, plant closing, or mass layoff;

(viii) hire any officer, executive, or other key employee;

(ix) make any material change in accounting methods or practices or collection, credit, pricing or payment policies of such Group Company, except to the extent required by changes in GAAP following the date of this Agreement;

(x) make any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the ordinary course of business that do not exceed $10,000 in the aggregate);

(xi) institute or settle any claim or lawsuit for any amount of money or involving equitable or injunctive relief (other than under this Agreement or any of the other Ancillary Agreements, in each case, against a Party hereto or thereto as applicable);

(xii) make or change any material Tax election, change any Tax accounting period, adopt or change any material Tax accounting methods, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a material Tax refund, enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement relating to any Tax (other than any (A) changes made in connection with the Seller Group Tax Return or the accounting by the Seller Parent for its consolidated Taxes, (B) such agreement among the Group Companies or with Seller Parent or any direct or indirect Subsidiary of Seller Parent, or (C) Contract entered into in the ordinary course of business the primary subject of which is not Taxes); or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xiii) amend the charter, bylaws or other governing documents of such Group Company;

(xiv) modify its cash management activities (including the timing of invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) or modify the manner in which the books and records of such Group Company are maintained, in each case other than in the ordinary course of business; or

(xv) commit or agree, in writing or otherwise, to any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give Buyer, directly or indirectly, the right to control or direct the business or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control over their respective businesses and operations.

6.3 Access and Investigation.

(a) From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, the Seller Parties shall and the Group Companies shall, and shall cause their Subsidiaries to, give Buyer and any Debt Financing Sources (including their respective financial and legal representatives) reasonable access (during regular business hours and in a manner so as not to materially interfere with the normal operation of the Group Companies’ business) to, or copies of, such of the properties, books, records, contracts, documents and insurance policies of the Group Companies as may reasonably be requested in connection with obtaining the Debt Financing; provided, that, prior to any such disclosure to any Debt Financing Source, such Debt Financing Source shall be bound by the Confidentiality Agreement or confidentiality obligations to the Buyer at least as stringent as the obligations of the Buyer under the Confidentiality Agreement. Any access or investigation in accordance with this Section 6.3(a) shall only be upon reasonable notice and shall not disrupt personnel and operations of the business of the Group Companies and shall be in accordance with applicable antitrust Laws.

(b) Notwithstanding anything in this Section 6.3 to the contrary, neither Seller Party nor any of its Affiliates shall be required to disclose to Buyer or any of its Representatives any information (A) to the extent related to the sale or divestiture process conducted by such Seller Party or its Affiliates for the Group Companies vis-à-vis any Person other than Buyer and its Affiliates, or such Seller Party’s or its Affiliates’ (or their respective Representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (B) if doing so would violate any Contract or Law to which such Seller Party or any of its Affiliates (including any Group Company) is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, (C) if such Seller Party or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, (D) if such Seller Party reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature, or (E) relating to Seller Group Tax Returns or the Taxes reported therein.

6.4 Notifications. From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, the Seller Parties and the Company, on the one hand, and Buyer, on the other hand, shall use their or its reasonable best efforts to deliver to such other Party or Parties written notice of any event, fact, circumstance or condition that does or would reasonably be expected to render satisfaction of the conditions of such other Party or Parties in Section 8.1 or Section 8.2, as applicable, impossible as of the Closing, in each case, promptly after obtaining actual knowledge thereof.

6.5 Financing Cooperation.

(a) From the date hereof until the Closing Date, the Seller Parties shall, and shall cause the Group Companies to, use reasonable best efforts to cause the officers, directors, managers, representatives, employees and advisors, including legal and accounting, of the Group Companies to provide such reasonable cooperation in connection with the arrangement and the consummation of one or more new or existing debt financing transactions (collectively, the “Debt Financing”) as Buyer and its Affiliates and representatives may reasonably request. Without limiting the foregoing, the Seller Parties and the Group Companies will, and will use reasonable best efforts to cause their officers, directors, managers, representatives, employees and advisors, including legal and accounting, to provide such reasonable cooperation in connection with the Debt Financing as may be reasonably requested by Buyer, including: (a) using reasonable best efforts to furnish Buyer and its financing sources (including new and existing financing sources for the Debt Financing (the “Debt Financing Sources”)) with financial and other pertinent information regarding the Group Companies as may be reasonably requested by Buyer to consummate the Debt Financing, including, without limitation the Financial Statements; provided that neither the Seller Parties nor the Group Companies shall be required or requested to prepare or deliver any pro forma financial information; (b) reasonably facilitating the granting of security interests (and perfection thereof) and pledging of collateral (including delivery of equity certificates and equity powers); (c) assisting Buyer in the preparation, and execution and delivery on the Closing Date, of any closing documents and deliverables (including insurance certificates and endorsements) required pursuant to any debt financing agreement and definitive documentation (the “Debt Financing Documentation”) (including furnishing all information to be included in any schedules thereto or in any perfection certificates) as may be reasonably requested by Buyer, provided, that no Debt Financing Documentation shall be delivered or effective until the Closing; (d) taking all corporate actions at the Group Companies reasonably requested by Buyer to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Group Companies at Closing, provided that no such actions shall be effective until the Closing; (e) participation in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers with respect to, the Debt Financing and senior management, with appropriate seniority and expertise, of the Group Companies), lender presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies in connection with the Debt Financing; (f) requesting accountants of the Group Companies participate in due diligence sessions; and (g) furnishing as promptly as practicable (and in any event, at least five (5) Business Days in advance of the Closing Date or, if requested, at least seven (7) Business Days in advance of the Closing Date; provided such request shall have been made in writing at least five (5) Business Days prior to the date such information is required to be furnished) all documentation and other information to the Debt Financing Sources reasonably requested by them or required by Governmental Authorities under applicable “know your customer”, beneficial ownership regulations, PATRIOT Act, anti-money laundering, anti-terrorism, foreign corrupt practices and similar Laws of all applicable jurisdictions related to the Debt Financing; provided, that the Group Companies will not be required to (i) take any action that would subject any such Person to actual or potential liability, (ii) bear any cost or expense or pay any commitment or other similar fee or make any other payment that is not conditioned upon the Closing or (iii) incur any other liability or provide or agree to provide any indemnity that is not conditioned upon the Closing and, in each case, in connection with the Debt Financing or their performance of their respective obligations under this Section 6.5 and any information utilized in connection therewith, except, in each case, where such Liability, cost, fee, expense or indemnity is a term of the Debt Financing, effective solely as of the closing of the Debt Financing contemporaneously with the Closing and solely applicable to the Group Companies (and not any Seller Party); provided, further, that the Group Companies will be promptly, upon written request by the Seller, reimbursed by Buyer for any documented and reasonable out-of-pocket expenses incurred or otherwise payable by the Group Companies in connection with its cooperation pursuant to this Section 6.5 (it being understood and agreed, however, that the Group Companies (and not Buyer) shall be responsible for (A) de minimis expenses, (B) fees payable to existing legal, financial or other advisors of the Group Companies with respect to services (other than services principally related to the Group Companies’ compliance with this Section 6.5) provided prior to the Closing Date, (C) any ordinary course amounts payable to existing employees of or consultants to the Group Companies or any of its Affiliates with respect to services provided prior to the Closing Date and (D) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing). Buyer will indemnify and hold harmless the Group Companies and their Affiliates, and the directors, officers, employees, attorneys, representatives, advisors, successors and assigns of each of the foregoing Persons from and against any and all Liabilities, Losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including actions taken in accordance with this Section 6.5) and any information (other than documents, material, historical financial information relating to the Group Companies and other information furnished by or on behalf of the Group Companies) utilized in connection therewith, in each case except to the extent such Losses, damages, claims, costs or expenses arise from the Group Companies’ or its representatives’ gross negligence, fraud, bad faith, intentional misrepresentation or willful misconduct, as finally determined by a court of competent jurisdiction. Notwithstanding anything to the contrary herein, in no event shall Buyer or its Affiliates and directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) be liable for any indirect, punitive or consequential damages, Losses or claims under this Section 6.5. The Group Companies hereby consent to the use of its and its subsidiaries’ trademarks, service marks and logos solely in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Group Companies or the reputation or goodwill thereof.

6.6 Exclusivity.

(a) From the date hereof until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 10, neither the Company nor the Seller Parties shall take (directly or indirectly), nor shall the Company or the Seller Parties permit any of the Group Companies or any Seller Party’s or Group Company’s respective directors, officers, employees, managers, advisors, representatives or agents to take (directly or indirectly), any of the following actions with any Person other than Buyer or its Affiliates: (i) solicit, entertain, initiate, facilitate or knowingly encourage any proposal or offer from, or participate or engage in or conduct any discussion or negotiations with, any person relating to any inquiry, contact, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Competing Transaction (as defined below); (ii) provide any information with respect to the Group Companies to any Person other than Buyer or its Affiliates, relating to (or which the Company or the Seller Parties reasonably believe would be used for the purpose of formulating) an offer or proposal with respect to, or otherwise assist, cooperate with, facilitate or intentionally encourage any effort or attempt by any such Person with regard to, any possible Competing Transaction; (iii) approve or agree to or enter into an agreement with any person other than Buyer or its Affiliates providing for a Competing Transaction; (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Competing Transaction other than the transaction contemplated by this Agreement; or (v) authorize or permit any Seller Party’s or the Group Companies’ directors, officers, employees, managers, advisors, representatives or agents to directly or indirectly take any such action. The Group Companies and the Seller Parties shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

(b) A “Competing Transaction” means any of the following involving any of the Group Companies (other than the transactions contemplated hereby): (i) a merger, amalgamation, arrangement, consolidation, share exchange, business combination, equity investment (other than an equity investment by any Seller Party or any other Group Company to provide working capital) or other similar transaction; (ii) any issuance, sale, lease, exchange, transfer, financing, leveraged recapitalization or other disposition of a material portion of the assets (other than disposition of inventory or other assets in the ordinary course of business) or debt or equity securities of any of the Group Companies; and (iii) a tender offer or exchange offer for, or other offer to purchase or redeem, any of the outstanding securities of any of the Group Companies.

6.7 Cash. Prior to the Closing, the Seller Parties shall cause the Group Companies to distribute to the Seller all Cash and Cash Equivalents of the Group Companies.

6.8 Representations and Warranty Insurance Policy. The Representation and Warranty Insurance Policy will be in full force and effect at the Closing Date. During the term of the Representation and Warranty Insurance Policy, Buyer (i) shall (and shall cause its Affiliates, to) maintain the Representation and Warranty Insurance Policy in full force and effect, subject to erosion or exhaustion of the limit of liability due to payment of claims and (ii) shall not (and shall cause its Affiliates, to not) (A) amend, modify, terminate, or waive any waiver of subrogation or any other provision set forth in the Representation and Warranty Insurance Policy that would reasonably be materially adverse to the Seller Parties without the prior written consent of Seller Parties, (B) take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the Representation and Warranty Insurance Policy or coverage thereunder other than by payment of claims thereunder, or (C) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the Representation and Warranty Insurance Policy other than as allowed by the terms of the Representation and Warranty Insurance Policy. The parties hereto acknowledge and agree that the failure by Buyer to obtain the Representation and Warranty Insurance Policy by the Closing Date and/or to maintain the Representation and Warranty Insurance Policy in accordance with this Section 6.8 shall not in any manner increase the liability of the Sellers or the Seller Parties or the Company otherwise applicable under the provisions in this Agreement and, in the event of such failure by Buyer to obtain the Representation and Warranty Insurance Policy, the cost to be borne by the Sellers to purchase such insurance policy shall not be considered a Transaction Expense.

6.9 McKesson Transition. From the date hereof until the Closing, the Seller Parties and the Group Companies shall use their good faith efforts to assist Buyer, its Affiliates and its and their Representatives with (x) the transfer of any Contracts by and between McKesson Corporation (“McKesson”) and any of the Group Companies to Buyer or its Affiliates and (y) the transition of any services provided by McKesson to any of the Group Companies to Buyer or its Affiliates, as reasonably determined by Buyer, subject to the occurrence of the Closing. Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Seller Parties or the Group Companies be required to pay any consideration to McKesson or any of its Affiliates, or grant any concession, waiver or other benefit under any Contract or otherwise to McKesson or any of its Affiliates, for the purposes of this Section 6.9.

6.10 Transition Services Agreement. Prior to the Closing Date, Buyer may request in writing that the Seller Parties enter into negotiations with Buyer regarding a proposed transition services agreement, pursuant to which the Seller Parties would provide, following the Closing, certain to-be-determined transition services to Buyer and the Group Companies with respect to the operation of the business of the Group Companies on terms and conditions mutually acceptable to Buyer and the Seller Parties (a “Transition Services Agreement”). Following receipt of such written request from Buyer prior to the Closing Date, Buyer and the Seller Parties shall negotiate in good faith (for a reasonable period such that the Closing Date is not delayed by such negotiations) to enter into a Transition Services Agreement.

6.11 Intercompany Accounts. Seller Parent shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that prior to or concurrently with the Closing, (a) the Group Companies, on the one hand, and the Seller Parties and their Affiliates (other than the Group Companies), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all intercompany accounts, loans, notes and advances (collectively, “Intercompany Balances”) regardless of their maturity, including any accrued and unpaid interest to but excluding the date of payment, for the amount due, and (b) to terminate all Affiliate Arrangements, in each case under clauses (a) and (b), without any Liability (including any Liability for Taxes incurred in connection any settlement thereof) to Buyer or any Group Companies from and after the Closing. Prior to the Closing, Seller Parent shall certify to Buyer that Seller Parent and its Affiliates have complied with this Section 6.11 and provide Buyer with accurate and complete copies of any documentation prepared by Seller Parent and its Subsidiaries to effect the treatment of the Intercompany Balances pursuant to this Section 6.11.

SECTION 7. POST-CLOSING COVENANTS AND AGREEMENTS.

7.1 Confidentiality.

(a) From and after the date of this Agreement, the Seller Parties agree to, and shall take reasonable measures to cause their Representatives and Affiliates (in each case, as applicable) to, treat and hold as confidential all of Buyer’s and its Affiliates’ and the Group Companies’ trade secrets, processes, patent applications, products, brands (including product specifications, recipes, formulas or manufacturing processes), product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of contracts operations methods, supplier information and relationships, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to their respective businesses and affairs, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information and the organization documents and other corporate records and information of Buyer and its Affiliates and the Group Companies (the “Confidential Information”) and, with respect to Confidential Information of Buyer and its Affiliates, (i) refrain from using such Confidential Information, except in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, and (ii) destroy or deliver promptly to Buyer, at Buyer’s request, all such Confidential Information (and all copies thereof in whatever form or medium), in its possession or under its control; provided, that the Seller Parties shall be permitted to retain such Confidential Information (A) as required by applicable Law, or any rule or regulation of any securities exchange, or by the Seller Parties’ bona fide internal compliance or audit policies or procedures, or (B) contained in any electronic file created pursuant to any Seller Party’s routine backup or archiving procedure, in each case, so long as such Confidential Information is not generally accessible other than for such compliance or audit purposes or disaster recovery or similar operations and the confidentiality and use restrictions hereunder continue to apply to such Confidential Information so long as it is so retained. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure: (1) is generally available to and known by the public other than through a breach of this Section 7.1(a) or any obligation of confidentiality by any Seller Party, any of its Affiliates or their respective agents or Representatives; or (2) is lawfully acquired by a Seller Party, any of its Affiliates or their respective Representatives from and after the date of this Agreement from sources which are not known to such Seller Party, or such of its Affiliates or their respective Representatives, to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding anything to the contrary set forth in this Agreement, Confidential Information shall not include any information to the extent initially disclosed to any of the Seller Parties or their respective Affiliates or Representatives (as applicable) following the Closing.

(b) In the event that a Seller Party or any of its Representatives or Affiliates (as applicable) becomes compelled by any applicable Law or the rules and regulations of any securities exchange to disclose any Confidential Information, such Person shall, to the extent not prohibited thereunder, provide Buyer with prompt written notice of such requirement so that Buyer may, at Buyer’s sole cost, seek a protective order or other remedy or waive compliance with Section 7.1(a). Notwithstanding anything to the contrary contained herein, in the event that a protective order or other remedy is not obtained or if Buyer waives compliance with Section 7.1(a), such Seller Party or any of its Representatives or Affiliates (as applicable) shall furnish or disclose only that portion of such Confidential Information that, in the reasonable opinion of such Person’s legal counsel, is legally required to be provided, and such disclosure shall not otherwise be deemed a breach of Section 7.1(a).

(c) The Parties agree that (i) the Letter of Intent is hereby immediately terminated and of no further force and effect and (ii) that certain Confidentiality Agreement made by Seller Parent, Buyer, MedEquity Capital, LLC and Webster Equity Partners, LLC for the benefit of the Company, dated as of September 22, 2022 (the “Confidentiality Agreement”), shall terminate and be of no force and effect upon the occurrence of the Closing (and, for the avoidance of doubt, shall survive any termination of this Agreement in accordance with its terms), in each case notwithstanding anything contained therein to the contrary.

7.2 Tax Matters.

(a) Preparation of Tax Returns.

(i) The Seller, at the Seller’s sole cost and expense, shall prepare all Tax Returns of the Group Companies that include any Group Company on an affiliated, combined, consolidated, unitary or other group basis (the “Seller Prepared Returns”). All Seller Prepared Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of Seller Parent, Seller, and the Group Companies, as applicable, unless otherwise required by applicable Laws. The Seller shall be responsible for and make all payments of Taxes required to be paid with respect to such Seller Prepared Returns.

(ii) Buyer shall cause the Group Companies to prepare and timely file all Tax Returns of the Group Companies (other than Seller Prepared Returns) for Straddle Periods that are due after the Closing Date (the “Buyer Prepared Returns”). All Buyer Prepared Returns shall be prepared at Buyer’s expense in accordance with existing procedures, practices, and accounting methods of the Group Companies, unless otherwise required by applicable Laws. Each Buyer Prepared Return, pursuant to which Seller would have responsibility for any amounts shown thereon under this Agreement or would be reasonably anticipated to adversely impact Seller, shall be submitted to the Seller for the Seller’s review and approval at least twenty (20) days prior to the due date of such Buyer Prepared Return (taking into account extensions). Buyer and the Seller shall in good faith negotiate any resolution to disputes. In the event Buyer and the Seller cannot resolve a dispute, the dispute will be referred to the Auditor and the determination of the Auditor shall be binding on the Parties. The costs of the Auditor shall be borne in accordance with the methodology set forth in Section 2.4(f).

(b) Transfer Taxes. Buyer and the Seller Parties agree that any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and the Seller Parties, on the other hand. The applicable Parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(c) Tax Contests. The Seller shall control (at its own expense) any audit, contest, examination, investigation, assessment, claim, litigation or other proceeding with respect to Taxes and Tax Returns of the Group Companies (a “Tax Contest”) for any Tax Return that includes any Group Company on an affiliated, combined, consolidated, unitary or other group basis or Tax paid with respect thereto and would be subject to the requirements of Section 9.2(a)(ii)(x) (a “Pre-Closing Tax Contest”); provided, that to the extent Buyer or any Group Company could reasonably be expected to be adversely affected after the Closing, the Seller shall keep Buyer reasonably informed of the details and status of such Pre-Closing Tax Contest to the extent it relates to any Group Company. Buyer shall control any other Tax Contest, provided that if such settlement or compromise could reasonably be expected to have the effect of increasing a Tax Liability of the Seller or for which Buyer would be entitled to indemnification under this Agreement (a “Post-Closing Tax Contest”), then (I) Buyer shall keep the Seller reasonably informed of the details and status of such Post-Closing Tax Contest, (II) Seller shall have the right to participate in any such Post-Closing Tax Contest and to employ counsel of its choice at its own expense for purposes of such participation, and (III) Buyer shall not settle any such Post-Closing Tax Contest without the written consent of the Seller, not to be unreasonably withheld, conditioned, delayed or denied. In the event of a conflict between the provisions of this Section 7.2(c) and Section 9.2(b) with respect to a Tax Contest, the provisions of this Section 7.2(c) shall control.

(d) Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by Buyer or the Group Companies, in connection with (i) the preparation and filing of any Tax Return of the Group Companies, (ii) any Tax Contest, and (iii) any other matter under this Agreement relating to Taxes of the Group Companies, in each case with respect to any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention and, upon Buyer’s or the Seller’s request, the provision of records and information that are reasonably relevant to any such Tax matter and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that neither Seller nor Buyer (nor any of their Affiliates) shall be required to provide any portion of any Tax Return filed on an affiliated, combined, consolidated or unitary basis that does not relate to the Group Companies. The Group Companies, Buyer and its Affiliates, and the Seller agree to (A) retain all books and records relevant to Tax matters of the Group Companies with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations (and any extensions thereof) of the applicable Tax period, and (B) give Buyer reasonable written notice prior to destroying or discarding any such books and records and, if Buyer so requests upon such notice, the Seller shall allow Buyer to take possession of such books and records.

(e) Apportionment of Taxes. Each Party hereto acknowledges and agrees that: (i) the Group Companies shall cease being members of the Seller Group at the end of the day on the Closing Date, and the taxable year of the Group Companies shall end for U.S. federal income Tax purposes on the Closing Date, pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A), (ii) the Group Companies shall join Buyer’s consolidated group as of the end of the day on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A); and (iii) if any of the Group Companies is permitted, but not required, under any applicable Tax Law, to treat the Closing Date as the last day of a taxable period, each party, as applicable, shall, and shall cause its Affiliates to, treat the Closing Date as the last day of that taxable period. In each case where applicable Law requires or permits the taxable year of the Group Companies to end on the Closing Date, the taxable income, gain, loss, deduction and credit of the Group Companies for a Straddle Period that relates to a Pre-Closing Tax Period shall be apportioned between its taxable year ending on the Closing Date and its taxable year beginning on the day after the Closing Date based on a closing of the books of the Group Companies as of the close of business on the Closing Date, and no election shall be made to prorate items pursuant to Treasury Regulations Section 1.1502-76(b)(2)(ii)(D). In any case where applicable Law does not permit the Company or any Company Subsidiary to close its taxable year as of the end of the Closing Date or assesses a Tax with respect to a taxable period that includes (but does not end on) the Closing Date, the amount of Taxes other than Taxes based upon or related to income, gross or net sales, payments or receipts, or payroll of any Group Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and the Seller shall be liable for the proportionate amount of the apportioned obligations that are attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of the apportioned obligations that are attributable to the Post-Closing Tax Period.

(f) Post-Closing Actions. Except with the prior written consent of the Seller, not to be unreasonably withheld, delayed, conditioned or denied, Buyer will not (and will not permit any of its Affiliates, including any of the Group Companies following the Closing Date to) (i) except for Tax Returns prepared and filed in accordance with Section 7.2(a), file or amend any Tax Returns of or with respect to any of the Group Companies with respect to any Pre-Closing Tax Period, (ii) with respect to Tax Returns prepared and filed in accordance with Section 7.2(a), after the date such Tax Returns are filed pursuant to Section 7.2(a), amend any such Tax Return, (iii) make or change any Tax election or change any method of accounting that has effect on any Tax Return of any of the Group Companies for a Pre-Closing Tax Period, (iv) agree to extend or waive the statute of limitations with respect to Taxes of any of the Group Companies for a Pre-Closing Tax Period, or (v) initiate discussions or examinations with any Tax authority (including any voluntary disclosures) regarding Taxes of any of the Group Companies with respect to any Pre-Closing Tax Period, in each such case, solely to the extent that such action could reasonably be expected to have the effect of increasing the Tax Liability of the Seller or its Affiliates under applicable Law or pursuant to the terms of this Agreement.

(g) Tax Sharing Agreements. Seller shall cause all Tax sharing agreements or similar agreements with respect to or involving the Group Companies to be terminated as of the Closing Date such that after the Closing Date the Group Companies shall not be bound thereby or have any Liability thereunder.

(h) Loss Share Election. If any Share would be a “loss share” within the meaning of Treasury Regulations Section 1.1502-36(f)(7) without regard to any election under Treasury Regulations Section 1.1502-36(d)(6) to reduce the basis of the Shares, then the Seller Parent will, upon the request of Buyer, make a timely election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) or any similar provision of state or local Law to reduce its basis in the Shares to the extent necessary to reduce the basis in the Shares in an amount sufficient to avoid attribute reduction with respect to the Shares and the Group Companies; and the Seller Parent will not make any election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B) or (C) (relating to reattribution of tax attributes) or Treasury Regulations Section 1.1502-96(d)(5) (relating to reattribution of Code Section 382 limitation) or any similar provisions of state or local Law to reduce its basis in the Shares to the extent necessary.

7.3 Further Assurances. Each of the Parties hereto shall, after the Closing, upon written request by any other Party, use its reasonable best efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

7.4 Non-Competition; Non-Solicitation.

(a) During the Restricted Period, no Seller Party will, directly or indirectly, without the prior written consent of a duly authorized officer of Buyer: (i) anywhere in the Restricted Territory, whether as owner, partner or other equity holder, consultant, agent, co-venturer or otherwise, engage, participate, assist or invest in any Person that is engaged in the Restricted Business; provided, however, that the Seller Parties may own, directly or indirectly, solely as an investment, securities of any Person engaged in the Restricted Business, so long as (x) no Seller Party controls, or is part of a group that controls, such Person, and (y) the Seller Parties do not collectively own, directly or indirectly, five percent (5%) or more of any class of securities of such Person; (ii) employ or hire any Person, or attempt to employ or hire any Person, that is employed or engaged as a consultant by any Group Company on the Closing Date, or solicit, or intentionally induce or influence, or attempt to solicit any such Person to leave employment or engagement as a consultant with any Group Company, Buyer or any of their controlled Affiliates, provided, however, that any Seller Party may place general advertisements or similar notices in newspapers, magazines or electronic media, so long as such general advertisements or similar notices are not targeted specifically at employees or consultants of the Group Companies, Buyer or their controlled Affiliates and do not result in the hiring of any such restricted Person; or (iii) solicit or intentionally encourage or attempt to solicit any Person who is a referral source, customer, supplier or vendor of any Group Company as of the Closing Date to terminate or otherwise modify adversely its business relationship with any Group Company or, to the extent such business relationship involves the Restricted Business, Buyer or any of its controlled Affiliates.

(b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Restricted Business” means the operation of any compounding pharmacy subject to Section 503A of the FDCA in connection with any of the following categories of medical solutions: Hormone Replacement Therapy; Hormone Pellet Therapy; Thyroid & Adrenal Support; Weight Loss & Peptides; Sexual Wellness; Autoimmune; Nutrition; Immune Support; Chelation & Detox; Dermatology; Low Dose Naltrexone; Age Management/Anti-Aging; and Hair Growth/Hair Loss;

(ii) “Restricted Territory” means the United States of America; and

(iii) “Restricted Period” means the period beginning immediately following the Closing and ending on the third (3rd) anniversary of the Closing Date.

(c) The Seller Parties understand that the restrictions set forth in this Section 7.4 are intended to protect the interests of the Group Companies, Buyer and their respective controlled Affiliates and its and their Confidential Information, for the avoidance of doubt including, without limitation, trade secrets, goodwill and established employee, customer, supplier, consultant and vendor relationships, and the Seller Parties agree that such restrictions are reasonable and appropriate for this purpose. The Seller Parties further acknowledge and agree that the time, scope, geographic area and other provisions of this Section 7.4 have been specifically negotiated by sophisticated parties and absent the Seller Parties’ agreement to and compliance with the restrictions set forth in this Section 7.4, Buyer would not have entered into the transactions contemplated by this Agreement. The Restricted Period shall be extended with respect to the Seller Parties by each day that a Seller Party is in breach of this Section 7.4. The existence of any claim or cause of action by the Company or the Seller Parties against Buyer, or Buyer against the Company, as applicable, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer or the Company, as applicable, of the restrictive covenants contained in this Section 7.4.

(d) The Seller Parties understand that a breach of this Section 7.4 is likely to cause the Group Companies, Buyer, and their respective Affiliates immediate and irreparable damage and therefore, in the event of such breach, the Group Companies, Buyer and their respective Affiliates, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. The Seller Parties further acknowledge that a court may render an award extending the Restricted Period as one of the remedies in the event of a Seller Party’s violation of this Section 7.4. The Seller Parties agree that if they violate this Section 7.4, as determined by a non-appealable judgment of a court of competent jurisdiction under Section 11.12(b), in addition to all other remedies available to the Company and Buyer at law, in equity, and under contract, the Seller Parties agrees that the Seller Parties are obligated to pay all the Group Companies’, Buyer’s, and their respective Affiliates’ reasonable and documented out-of-pocket costs of enforcement of the provisions of this Section 7.4 in connection with such violation, including reasonable and documented attorneys’ fees and expenses.

7.5 Insurance. After the Closing, the Buyer may make, notify, pursue and/or have the benefit of any claim and proceeds in respect of any insured loss or liability incurred or suffered by the Group Company under any Insurance Policy to the extent permitted by such policy if the relevant events, circumstances, losses, injuries, damages or wrongful acts actually or allegedly occurred or existed at or prior to Closing. With respect to any claim under any Insurance Policy which the Group Company is permitted to make, notify, pursue and/or have the benefit of, Seller shall (and shall cause its Affiliates to) (i) at the written request of Buyer, either continue to pursue (at Buyer’s cost), to the extent reasonable, the claim for the benefit of the Group Company or provide such information and assistance as Buyer may reasonably request to enable the Group Company to pursue and collect any claim; (ii) promptly provide copies of any written correspondence from the insurer(s) addressed to the Group Company, (iii) not do anything intended to adversely affect the ability of Seller or its Affiliates or the Group Company (as the case may be) to effect recovery in respect of any claim; and (iv) if applicable, pass the proceeds of any claim to the relevant entity within five (5) Business Days of receipt, net of any reasonable, documented, out-of-pocket expenses or costs incurred in connection with the receipt thereof. Buyer shall reimburse the Seller for all documented out-of-pocket costs and expenses incurred by Seller in connection with the cooperation contemplated by this Section 7.5.

SECTION 8. CONDITIONS TO CLOSING.

8.1 Conditions to Closing Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions, any one or more of which may be waived by the Seller on or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Buyer that is set forth in Section 5 herein, and in the Ancillary Agreements, (i) that is not qualified by its terms as to materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made as of and at the Closing), except to the extent that any such representation and warranty expressly addresses matters as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date, or (ii) that is qualified by its terms as to materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date (as if made as of and at the Closing), except to the extent that any such representation and warranty expressly addresses matters as of a specific date, in which case such representation and warranty shall be true and correct as of such date.

(b) Compliance with Covenants. Buyer has materially performed and complied with all of its obligations and covenants under this Agreement that are to be performed or complied with before or at the Closing.

(c) No Legal Proceedings. As of the Closing Date, (i) there is no Law or Order that would prevent, delay, make illegal, impose limitations or conditions on or otherwise prohibit (or seek to prohibit) the consummation of the transactions contemplated hereby, and (ii) there is no pending Action brought by any Governmental Authority seeking any such Law or Order described in the preceding clause (i).

(d) Buyer Deliveries. Buyer shall have delivered each of the following to the Company or Seller, as applicable:

(i) the Escrow Agreement, executed by Buyer and the Escrow Agent (with a copy delivered to the Escrow Agent);

(ii) certificates duly executed by Buyer, certifying the satisfaction of the conditions set forth in Section 8.1(a) and Section 8.1(b); and

(iii) a certificate of Buyer, executed by a duly authorized officer of Buyer, certifying as true and correct as of the date of this Agreement and as of the Closing Date: (A) the incumbency and specimen signature of each officer or similar authorized representative of Buyer executing this Agreement or any Ancillary Agreements on Buyer’s behalf; and (B) a copy of the resolutions of Buyer’s board of directors authorizing the transactions contemplated hereby and Buyer’s execution, delivery and performance of this Agreement and any Ancillary Agreements to which Buyer is party.

8.2 Conditions to Closing Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer on or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the Fundamental Representations that is not qualified by its terms as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made as of and at the Closing), except to the extent that any such representation and warranty expressly addresses matters as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date. (ii) Each of the Fundamental Representations that is qualified by its terms as to materiality or Material Adverse Effect shall be true and correct as of the date hereof and as of the Closing Date (as if made as of and at the Closing), except to the extent that any such representation and warranty expressly addresses matters as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such date. (iii) The representations and warranties of the Group Companies and the Seller Parties that are set forth in Section 3 and Section 4 herein (other than the Fundamental Representations), and in the Ancillary Agreements, disregarding all materiality or Material Adverse Effect qualifications contained therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date (as if made as of and at the Closing), except to the extent that any such representation and warranty expressly addresses matters as of a specific date, in which case such representation and warranty shall be true and correct as of such date, and except, in each case, to the extent that the facts, circumstances and events that cause such representations and warranties to not be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Compliance with Covenants. The Company and the Seller Parties have materially performed and complied with all of their respective obligations and covenants under this Agreement that are to be performed or complied with before or at the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, no event has occurred and, as of the Closing Date, no fact, circumstance or condition exists that has had a Material Adverse Effect.

(d) No Legal Proceedings. As of the Closing Date, there is no (i) Law or Order that would prevent, delay, make illegal, impose limitations or conditions on or otherwise prohibit the consummation of the transactions contemplated hereby, (ii) pending Action brought by any Governmental Authority seeking any such Law or Order described in the preceding clause (i), (iii) pending Action by any Person (other than any Governmental Authority) against Buyer, any Seller Party or any of their respective Affiliates (including the Group Companies) before a court of competent jurisdiction that seeks to prevent or otherwise prohibit the consummation of the transactions contemplated hereby; provided that, for purposes of clause (iii) the pendency of any Action shall not be a condition to Closing if the Person initiating such Action has sought a preliminary injunction (or similar equitable relief) to prevent or prohibit the consummation of the transactions contemplated hereby and a court of competent jurisdiction has denied such preliminary injunction (or similar equitable relief) on the basis that such Person’s claims are unlikely or unable to succeed on the merits in such Action.

(e) Seller Parties’ Deliveries. The Seller Parties shall have delivered each of the following to Buyer:

(i) the Escrow Agreement, executed by the Seller (with a duplicate electronic copy delivered to the Escrow Agent);

(ii) certificates duly executed by the Company and the Seller Parties, certifying the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c);

(iii) certificates representing the Shares owned by Seller, duly endorsed in blank or with duly executed stock transfer powers attached, or lost certificate affidavits for any such Shares for which outstanding certificates have been lost, stolen or destroyed;

(iv) a certificate of the Company, executed by a duly authorized officer of the Company, certifying as true and correct as of the date of this Agreement and as of the Closing Date: (A) the incumbency and specimen signature of each officer or similar authorized representative of the Company executing this Agreement or any Ancillary Agreements on the Company’s behalf; and (B) a copy of the resolutions of the Company’s board of directors authorizing the transactions contemplated hereby and the Company’s execution, delivery and performance of this Agreement and any Ancillary Agreements to which the Company is party;

(v) a certificate of good standing or equivalent instrument (if applicable) for each Group Company issued not earlier than five (5) Business Days before the Closing Date by the secretary of state or equivalent Governmental Authority of such Group Company’s jurisdiction of incorporation or formation and any jurisdiction listed on Schedule 3.1;

(vi) a duly executed, valid IRS Form W-9 from the Seller;

(vii) the written resignations, effective as of the Closing Date, of the directors and officers of the Group Companies;

(viii) copies of all consents, authorizations, Orders, approvals, filings, registrations and pre-Closing notices listed on Schedule 8.2(e)(viii) (the “Material Consents”);

(ix) payoff letters for all Indebtedness described in clauses (a) (b), (c), (g) and (n) (as it relates to guarantees in respect of clauses (a), (b), (c) or (g)) thereof (other than the Indenture), and invoices for Transaction Expenses, outstanding on the Closing Date, if any, signed or issued by the Person to which such Indebtedness or Transaction Expenses are payable on the Closing Date, including those identified on Schedule 8.2(e)(ix), and that (i) reflect the amounts required in order to pay in full all such Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and Transaction Expenses, (ii) include wire transfer instructions for the payment of such amounts, (iii) provide that, upon payment in full of the amounts indicated therein, all obligations of the applicable Group Company with respect to such Indebtedness are automatically terminated (other than inchoate obligations which expressly survive such termination and for which no claim has been made) and, if applicable, all Liens with respect to such Indebtedness shall automatically and without further action be released and/or terminated, together with all instruments and other documentation necessary to release all Liens with respect to such Indebtedness, including appropriate UCC financing statement amendments (termination statements), and that all collateral in the possession of the applicable lender (or any agent therefor) shall be promptly returned to the Group Companies or their designee, and (iv) if applicable, authorize the filing by the applicable Group Company or its designee of such documentation upon payment in full of the amounts indicated therein;

(x) releases of the Liens (other than Permitted Liens), if any, securing obligations owed to any Material Supplier; and

(xi) (a) a release letter, executed by Wilmington Trust and any Holders (as defined in the Indenture) that are required to authorize such a release pursuant to the Indenture or any related document, releasing the obligations of and security interest granted by the Group Companies that are party to the Indenture or documents related thereto and any pledge of the equity of the Group Companies, authorizing the applicable Group

Companies or their designee to file UCC financing statement amendments or other lien releases, and providing that all collateral in the possession of Wilmington Trust, the Holders, or any agent therefor shall be promptly returned to the Group Companies or their designee, and (b) UCC financing statement amendments or other Lien releases sufficient to release any Lien upon the assets or equity of any Group Company arising under the Indenture in form sufficient for filing.

(f) Release Agreement. The Release Agreement shall not have been modified, amended, or rescinded and the Release Agreement shall be in full force and effect.

SECTION 9. INDEMNIFICATION AND RELATED MATTERS; EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES DISCLAIMER.

9.1 Survival; No Recourse.

(a) Notwithstanding anything to the contrary in this Agreement, except as set forth in this Section 9, (a) the representations or warranties contained in this Agreement or any schedule, instrument, certificate or other document delivered pursuant to this Agreement shall not survive, and shall terminate and be of no further force or effect as of, the earlier of the Closing Date or the termination of this Agreement, (b) any covenant or agreement required to be performed in this Agreement on or before the Closing shall not survive, and shall terminate and be of no further force or effect as of, the earlier of the Closing Date or the termination of this Agreement and (c) all other covenants and agreements in this Agreement or any schedule, instrument, certificate or other document delivered pursuant to this Agreement required to be performed following the Closing (including the Tax matters described in the last sentence of this Section 9.1(a)) shall survive in accordance with their respective terms (the “Post-Closing Covenants and Agreements”). For the avoidance of doubt, from and after the Closing, in no event shall any Seller Party or any of its Affiliates have any Liability to Purchaser or any other Person under this Agreement or otherwise in connection with the transactions contemplated by this Agreement except for the Post-Closing Covenants and Agreements, Fraud or the matters set forth on Schedule 9.2(a)(i). Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, from and after Closing, no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any Seller Party, any Group Company or any of their respective Affiliates shall have any Liability for any of the following obligations or liabilities arising prior to Closing (“Released Obligations”): any obligations or liabilities of any Seller Party or any Group Company under this Agreement or in connection with the transactions contemplated hereby or for any claim (whether in contract or tort, in law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose Liability of an entity against its owners or Affiliates or otherwise), Liability or any other obligation arising under, based on, in respect of, or in connection with, this Agreement or the transactions contemplated hereby arising prior to Closing, including its negotiation or execution, in each case, unless a signatory hereto or to any other document delivered in connection with this Agreement or the transactions contemplated hereby, and then only in its capacity as such, and Buyer, on behalf of its Affiliates, equityholders, employees, officers, directors, managers, advisors and other representatives, hereby releases and forever discharges each such Person from any and all Released Obligations to the fullest extent permitted by Law; provided, that, for the avoidance of doubt, the foregoing shall not release the Seller Parties from their obligations following the Closing with respect to the Post-Closing Covenants and Agreements, Fraud, the matters set forth on Schedule 9.2(a)(i) or any Taxes (or the non-payment thereof) of (x) any member of an affiliated, consolidated, combined or unitary group of which any Group Company (or any predecessor thereto) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, and (y) the Group Companies for any taxable year prior to their acquisition by the Seller Parties.

9.2 Indemnification.

(a) Indemnification by the Seller Parties. Subject to each of the limitations set forth in this Section 9.2, the Seller Parties shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates (including the Group Companies after the Closing), and each of their officers, directors, managers, employees, stockholders, members, agents, representatives, successors and permitted assigns (each, an “Buyer Indemnified Party,” and together, the “Buyer Indemnified Parties”) from and against any Losses that a Buyer Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with (i) the matters set forth on Schedule 9.2(a)(i), and (ii) any and all Taxes (or the non-payment thereof) of (x) any member of an affiliated, consolidated, combined or unitary group of which any Group Company (or any predecessor thereto) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, and (y) the Group Companies for any taxable year prior to their acquisition by the Seller Parties.

(b) Procedures.

(i) If a Buyer Indemnified Party wishes to seek indemnification under this Section 9.2 the Buyer Indemnified Party shall give written notice thereof to the Seller (the “Indemnifying Party”); provided, that in the case of any action or lawsuit brought or asserted by a third party (a “Third Party Claim”) that would entitle the Buyer Indemnified Party to indemnity hereunder, the Buyer Indemnified Party shall promptly notify the Indemnifying Party of the same in writing; provided, further, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. Any request for indemnification made by a Buyer Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof (a “Claim Notice”). If the Indemnifying Party objects to the indemnification of a Buyer Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Party, shall deliver a written notice specifying in reasonable detail the basis for such objection to Buyer, on behalf of the Buyer Indemnified Party, within ten (10) Business Days after delivery by the Buyer Indemnified Party of such Claim Notice (the “Dispute Statement”). If a Dispute Statement is not received by Buyer within such ten (10) Business Day period, the amount set forth in the Claim Notice shall be deemed accepted by the Indemnifying Party. If the Indemnifying Party delivers to Buyer a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above, then the amount in dispute by such Indemnifying Party in such Dispute Statement shall not be payable to the Buyer Indemnified Party until either (x) Buyer and the Seller jointly agree in writing to the resolution of the amount in dispute in such Dispute Statement, or (y) a court of competent jurisdiction enters a final non-appealable order regarding the claim and the amount in dispute in such Dispute Statement, accompanied by a written opinion of a counsel of the presenting party to the effect that the court award, judgment or order is from a court of competent jurisdiction and that such court award, judgment or order is final and non-appealable.

(ii) So long as the Indemnifying Party acknowledges in writing that it will be liable for any such Third Party Claim, the Indemnifying Party shall be entitled at its option to assume the defense of such Third Party Claim and the Buyer Indemnified Party shall cooperate fully, at the Indemnifying Party’s sole cost and expense, and shall be entitled to reasonably consult with the Indemnifying Party with respect to such defense; provided, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if: (i) the Indemnifying Party would be required to indemnify the Buyer Indemnified Party for less than half of the Losses that are reasonably foreseeable to result from any such Third Party Claim, (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (iii) such Third Party Claim seeks or involves an injunction, equitable or other non-monetary relief against the Indemnified Party. Notwithstanding the foregoing, if the defendants in any such action include both the Indemnifying Party and the Buyer Indemnified Party, and the Buyer Indemnified Party reasonably in good faith shall have concluded that there may be a conflict between the positions of the Indemnifying Party and the Buyer Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Buyer Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of the Buyer Indemnified Party, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Buyer Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment that (A) provides for relief other than the payment of monetary damages that are fully indemnified by the Indemnifying Party hereunder or (B) does not include as an unconditional term thereof the giving by the claimant to the Buyer Indemnified Party a release from all liability in respect to such claim.

(iii) If the Indemnifying Party is not entitled at its option to assume the defense of any Third Party Claim pursuant to Section 9.2(b)(ii), the Indemnifying Party shall be entitled to reasonably consult with the Buyer Indemnified Party with respect to, and participate with counsel of its choosing (at its expense) in, such defense. The Buyer Indemnified Party shall not, without the written consent of the Indemnifying Party, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect thereto.

(iv) In the case of conflict between this Section 9.2(b) and Section 7.2(c), Section 7.2(c) shall control.

(c) Purchase Price Adjustments. For all Tax purposes, amounts paid to or on behalf of any Party as indemnification under this Agreement shall be treated as adjustments to the Purchase Price unless otherwise required by Law.

(d) Limitations. Nothing in this Section 9.2 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.3 or to seek any remedy on account of Fraud. Buyer shall take reasonable steps to mitigate all Losses promptly after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable hereunder, in each case, to the same extent as if such Losses were not subject to indemnification pursuant to this Section 9.2, including timely making and diligently pursuing claims for insurance (including the Representation and Warranty Insurance Policy) and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder. Notwithstanding anything to the contrary in this Agreement, the combined aggregate Liability of the Seller Parties pursuant to this Section 9 shall not exceed the Purchase Price actually received by the Seller Parties pursuant to this Agreement.

9.3 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES; DISCLAIMER. THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3 AND SECTION 4 OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2(e)(ii) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE GROUP COMPANIES AND THE SELLER PARTIES, AND THE GROUP COMPANIES AND SELLER PARTIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE BUYER BY ANY REPRESENTATIVE OF THE SELLER PARTIES OR THE GROUP COMPANIES), OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3 AND SECTION 4 OF THIS AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2(e)(ii). WITHOUT LIMITING THE FOREGOING, OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 3 AND SECTION 4 OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2(e)(ii), THE SELLER PARTIES AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, CONCERNING ANY PRO-FORMA OR FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, COLLECTABILITY OF ACCOUNTS RECEIVABLE, FINANCIAL CONDITION OR PROSPECTS OF THE GROUP COMPANIES OR THAT MAY RESULT FROM THE OWNERSHIP OR OPERATION OF THE GROUP COMPANIES BUSINESSES OR THE ACQUISITION OF THE SHARES.

SECTION 10. TERMINATION.

10.1 Termination Events. This Agreement and the transactions contemplated hereby may be terminated before the Closing:

(a) by mutual written agreement of Buyer and Seller;

(b) by either Buyer or Seller by giving written notice to such other Party if the Closing shall not have occurred by June 2, 2023, unless extended by written agreement of Buyer and Seller (the “End Date”); provided, that (i) Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if Seller then has the right to terminate this Agreement pursuant to Section 10.1(c) (disregarding any cure period therein) and (ii) Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(b) if Buyer then has the right to terminate this Agreement pursuant to Section 10.1(d) (disregarding any cure period therein).

(c) by the Seller with written notice to Buyer if Buyer has breached any provision of this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b), and the Seller has not waived in writing such breach or such breach, if capable of being cured, has not been cured by Buyer upon the earlier to occur of (i) twenty (20) Business Days after receipt by Buyer of written notice thereof from the Seller or (ii) the End Date, provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if it is then in breach of any provision of this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);

(d) by Buyer with written notice to the Seller if any Group Company or any Seller Party has breached any provision of this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), and Buyer has not waived in writing such breach or such breach, if capable of being cured, has not been cured by the applicable Group Company or the applicable Seller Party, as applicable, upon the earlier to occur of (i) twenty (20) Business Days after receipt by the Seller of written notice thereof from Buyer or (ii) the End Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if it is then in breach of any provision of this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b); or

(e) by either Buyer or the Seller, with written notice to such other Party, if any court or other Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

10.2 Effect of Termination. The Parties’ termination rights under Section 10.1 are in addition to their other rights under this Agreement or otherwise, and the exercise of any termination right will not be an election of remedies. If a Party validly terminates this Agreement pursuant to Section 10.1, then (i) the provisions of this Agreement shall immediately become void and of no further force or effect and (ii) all further obligations of the Parties under this Agreement will terminate, other than, in each case, those set forth in, or arising under, Section 7.1 (in the case of Section 7.1(a) and Section 7.1(b), for the avoidance of doubt, solely to the extent related to Confidential Information of the Buyer and its Affiliates, and not the Group Companies), this Section 10.2 and Section 11; provided, that such termination shall not relieve any Party of liability for any intentional or willful breach of this Agreement, and, for the avoidance of doubt, the Confidentiality Agreement shall survive any such termination.

SECTION 11. MISCELLANEOUS.

11.1 Amendment. This Agreement may not be amended or modified except: (a) by an instrument in writing signed by or on behalf of each Party or (b) by a waiver in accordance with Section 11.2. Notwithstanding the foregoing or anything herein to the contrary, any amendment or modification of this Section 11.1 or Section 11.2, Section 11.3, Section 11.6, Section 11.12 or Section 11.13 that is adverse to the Debt Financing Sources and any Debt Financing Sources Related Parties, if any, shall not be made without the prior written consent of such Debt Financing Sources.

11.2 Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party; provided, that, notwithstanding the foregoing or anything herein to the contrary, no Party may waive compliance or performance of any provision of this Section 11.2 or Section 11.1, Section 11.3, Section 11.6, Section 11.12 or Section 11.13 if such waiver is adverse to the Debt Financing Sources, if any, unless such waiver is made with the prior written consent of such Debt Financing Sources. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 11.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.3 Specific Performance; Limited Recourse Against Debt Financing Sources.

(a) Each Party agrees that in the event of a breach of this Agreement by such Party, money damages will be inadequate and the other Parties may have no adequate remedy at law. Accordingly, each Party agrees that each other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party to enforce this Agreement, each other Party, as applicable, hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security. Notwithstanding anything in this Agreement to the contrary, subject to the rights of Buyer under any Debt Financing Documentation, the Parties hereto and their former, current and future Affiliates, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives, shareholders, members, successors and assigns, shall not have any rights or claims against, and agree not to commence (and if commenced agree to dismiss or otherwise terminate) any action or proceeding, whether at law or in equity, in contract, in tort or otherwise, against any Debt Financing Source or Debt Financing Sources Related Party thereof in connection with this Agreement, the transactions contemplated hereby or any Debt Financing (including any dispute arising out of, or relating in any way to, any Debt Financing Documentation or the performance or nonperformance thereof).

(b) No Debt Financing Source or Debt Financing Sources Related Party shall have any Liability or obligations (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) to the Seller Parties, the Company, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Seller Parties, the Company, or their respective Representatives or Affiliates) or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement, any Debt Financing Documentation or any of the transactions contemplated hereby or thereby or in respect of any representations (oral, written or otherwise) made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any Debt Financing Documentation or the performance or nonperformance thereof or the financings contemplated thereby; provided, that, for the avoidance of doubt and subject to the limitations set forth herein this paragraph is not intended to impair Buyer’s rights as a borrower or, after the Closing Date, the Company’s rights as a guarantor under the terms of any Debt Financing Documentation.

11.4 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, and the consummation of the transactions contemplated hereby.

11.5 Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when: (a) personally delivered, (b) mailed by first class mail, return receipt requested, or delivered by express courier service or (c) sent via electronic mail to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to the Seller or the Seller Parent or, prior to the Closing, the Company:	with a copy to (which shall not constitute notice):

c/o UpHealth, Inc.	DLA Piper LLP (US)
14000 Military Trail	555 Mission Street
Suite 203	Suite 2400
Delray Beach, FL 33484	San Francisco, CA 94105
Attention: Martin Beck, Chief Financial Officer	Attention: Jeffrey Selman and John Maselli
Email: martin.beck@uphealthinc.com	Email: jeffrey.selman@us.dlapiper.com and
john.maselli@us.dlapiper.com

If to Buyer or, following the Closing, the Company:	with a copy to (which shall not constitute notice):

c/o Belmar Companies	c/o Webster Equity Partners
231 Violet Street, Suite 140	1000 Winter Street
Golden, CO 80401	Waltham, MA 02451
Attention: Robert Kilgore	Attention: David Malm
Email: Rob@belmarpharma.com	Email: dmalm@websterequitypartners.com

and

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: John LeClaire, Esq. and Cameron Contizano, Esq.
Email: jleclaire@goodwinlaw.com and ccontizano@goodwinlaw.com

11.6 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Buyer and the Seller; provided, further, that Buyer and its Affiliates shall have the right to assign, without such consent, Buyer’s rights and obligations hereunder in whole or in part for collateral security purposes to any existing or future third party lender or group thereof (including without any limitation any agent, trustee or other representative acting on their behalf) providing financing to Buyer and/or any of its Affiliates and to any purchaser (including any Debt Financing Sources and any Debt Financing Sources Related Parties) or other transferee in any foreclosure sale or other exercise of remedies thereby, and any such lenders (or agent, trustee or other representative) or such purchaser (or other transferee) (including any Debt Financing Sources and any Debt Financing Sources Related Parties) may exercise all of the rights and remedies of Buyer hereunder, all without any further consent of the Seller, but in such event, Buyer shall be required to remain obligated hereunder in the same manner as if such assignment or delegation had not been effected.

11.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

11.8 Construction; Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require. Unless the context otherwise requires, a singular term shall be construed to mean the corresponding plural term, and a plural term shall be construed to mean the corresponding singular term, including the defined terms in Section 1.1. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Annexes and Exhibits to this Agreement, and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Annexes, Exhibits and the Disclosure Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and the Disclosure Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Any reference to a Person includes such Person’s successors and permitted assigns. Unless otherwise specified herein, accounting terms in this Agreement have the meanings given such terms under GAAP. For purposes of determining whether a Party is acting “reasonably” under this Agreement, reasonableness shall be judged taking into account such Party’s circumstances.

11.9 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.10 Entire Agreement. This Agreement, the Schedules identified in this Agreement and the other documents referred to herein, including the Confidentiality Agreement, contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. For the sake of clarity, the Disclosure Schedules are incorporated into this Agreement.

11.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, in each case including by facsimile, portable document format (.pdf) or other verifiable electronic transmission, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

11.12 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim controversy or dispute), without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction. Notwithstanding the foregoing, all disputes or controversies involving any Debt Financing Sources or any Debt Financing Sources Related Parties or arising out of or relating to any Debt Financing or the transactions contemplated thereby shall be governed by and construed in accordance with the Laws of the State of New York without regard to any conflicts or choice of law provisions of the State of New York that would result in the application of the Law of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined exclusively by the Court of Chancery of the State of Delaware or, if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware or in the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 11.12(b), each of the Parties to this Agreement agrees that he, she or it will not bring or support any claim in respect of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, or any suit, action or proceeding related thereto, against any Debt Financing Source or Debt Financing Source Related Party in any forum other than the Supreme Court of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF, (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, OR (iii) THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DEBT FINANCING DOCUMENTATION OR DEBT FINANCING).

11.13 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except that any Person that is a Indemnified Party shall have the right to enforce the obligations contained in Section 9 herein; provided, that any Debt Financing Sources and any Debt Financing Sources Related Parties shall be express third party beneficiaries of and shall be entitled to enforce the provisions (solely as such provision relates to such Debt Financing Sources in such capacity as third party beneficiary) of this Section 11.13 and Section 11.1, Section 11.2, Section 11.3, Section 11.6 and Section 11.12.

11.14 Press Releases and Announcements; Confidentiality. Except as permitted or expressly contemplated herein, each Party shall, and shall cause its Affiliates and its and their respective directors, officers, employees, managers, advisors, attorneys, accountants, bankers, representatives and agents (“Representatives”) to, not disclose to any third party the existence of this Agreement or any of the Ancillary Agreements or the subject matter or terms hereof or thereof without the prior consent of the other Parties; provided, however, that the Parties and their Affiliates and their respective Representatives will be permitted to disclose such information (a) to their Representatives, stockholders or existing or prospective investors or other financing sources, (b) in connection with enforcing their rights under this Agreement or any Ancillary Agreements, (c) if such information is generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (d) to the extent required to make any notices, or obtain any consents or approvals, expressly required hereunder, or (e) to any Debt Financing Sources or any Debt Financing Sources Related Parties to the extent reasonably necessary or advisable in connection with any Debt Financing, or (f) to the extent required by applicable Law or the rules and regulations of any stock exchange applicable to such Party or its Representatives (provided that, in such case, the disclosing Party shall, to the extent permissible thereunder and reasonably practicable under the circumstances, provide the other Parties with prompt written notice of such requirement prior to disclosure thereof and shall, upon written request therefor by such other Parties, reasonably cooperate with such other Parties to obtain, at such other Parties’ sole cost, a protective order or other similar remedy). No press release or public announcement related to this Agreement or the transactions contemplated herein, and no other announcement or communication to the employees, patients, customers, payors, vendors, or referral sources of any Group Company relating to the same, will be issued or made by any Party without the approval of Buyer, the Company and the Seller Parties unless required by Law or the rules and regulations of any stock exchange applicable to such Party or its Representatives (in each case, in the reasonable opinion of legal counsel), in which case, to the extent permissible thereunder and reasonably practicable under the circumstances, each of Buyer, the Company, and the Seller will have the right to review and provide comments on such press release, announcement, or communication prior to its issuance, distribution or publication, which comments shall be considered in good faith by the other Parties. Upon written request, each such disclosing Person shall inform the non-

disclosing Persons of any disclosures made pursuant to this Section 11.14. The Parties acknowledge that (i) Seller Parent, in connection with the execution of this Agreement, shall issue a press release and file a Form 8-K with respect to the transactions contemplated by this Agreement, together with a copy of this Agreement (excluding the Schedules, but including all Exhibits, hereto), with the SEC, (ii) all Parties shall have an opportunity to review and comment on such press release and Form 8-K and such Form 8-K will be in form and substance reasonably satisfactory to the Buyer, and (iii) that the issuance of such press release and filing of such Form 8-K (together with such copy of this Agreement) with the SEC is expressly permitted under the provisions of this Agreement, including the provisions of this Section 11.14 and Section 7.1(a).

11.15 Attorney-Client Privilege and Conflict Waiver.

(a) The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies) acknowledges and agrees that DLA Piper LLP (US) (“DLA Piper”) has acted as counsel for the Seller Parties and the Group Companies in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, DLA Piper has not acted as counsel for any other Person, including the Buyer.

(b) Only the Seller Parties and the Group Companies shall be considered clients of DLA Piper in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies), acknowledges and agrees that all confidential communications among the Seller Parties, the Group Companies and their respective Affiliates, on the one hand, and DLA Piper, on the other hand, in the course of the Acquisition Engagement prior to the Closing, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller Parties and their Affiliates (other than the Group Companies), and not the Group Companies, and shall not pass to or be claimed, held, or used by the Buyer or the Group Companies upon or after the Closing unless otherwise expressly waived by the Seller Parties in writing. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of DLA Piper in respect of the Acquisition Engagement constitute property of the client, only the Seller Parties and their Affiliates (other than the Group Companies) shall hold such property rights and (ii) DLA Piper shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Group Companies or the Buyer by reason of any attorney-client relationship between DLA Piper and the Group Companies or otherwise. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) irrevocably waives any right it or they may have to discover or obtain information or documentation relating to the Acquisition Engagement, solely to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller Parties and/or their Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Group Companies) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the any of the Group Companies or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) shall be entitled to waive such privilege only with the prior written consent of the Seller Parties.

(c) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) acknowledges and agrees that DLA Piper has acted as counsel for one or more of the Seller Parties, the Company and their respective Affiliates and that the Sellers reasonably anticipate that DLA Piper will continue to represent them and/or their Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) expressly (i) consents to DLA Piper’s representation of the Seller Parties and/or their Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any post-Closing matter in which the interests of the Buyer and the Group Companies, on the one hand, and the Seller Parties or any of their Affiliates, on the other hand, are adverse, and relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which DLA Piper may have previously advised the Seller Parties or their Affiliates and (ii) consents to the disclosure by DLA Piper to the Seller Parties or their Affiliates of any information learned by DLA Piper in the course of its representation of the Seller Parties or their Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or DLA Piper’s duty of confidentiality.

(d) From and after the Closing, the Group Companies shall have no attorney client relationship with DLA Piper, unless and to the extent DLA Piper is expressly engaged in writing by the Group Companies to represent the Group Companies after the Closing and either (i) such engagement involves no conflict of interest with respect to any Seller Party and/or any of such Seller Party’s Affiliates or (ii) such Seller Party and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Group Companies by DLA Piper after the Closing shall not affect the foregoing provisions hereof. Furthermore, DLA Piper, in its sole discretion, shall be permitted to withdraw from representing the Group Companies in order to represent or continue so representing the Seller Parties.

(e) The Seller Parties and the Company consent to the arrangements in this Section 11.15 and, solely to the extent required to effect the provisions of this Section 11.15, waive any actual or potential conflict of interest that may be involved in connection with any representation by DLA Piper permitted hereunder.

11.16 Disclosure Schedule. Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by any Group Company or any Seller Party that such item represents an exception or material fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect. Notwithstanding anything to the contrary contained in this Agreement or in any section of the Disclosure Schedule, any information disclosed in one section of the Disclosure Schedule shall be deemed to be disclosed in other sections of the Disclosure Schedule to the extent that the relevance to such other sections is readily apparent on the face of the disclosure. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.

* * * *

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER:

BELMAR MIDCO, INC.

By:	/s/ Robert J. Kilgore
Name:	Robert J. Kilgore
Title:	Chief Executive Officer and President

[Signature Page to Stock Purchase Agreement]

COMPANY:

INNOVATIONS GROUP, INC.

By:	/s/ Samuel Meckey
Name:	Samuel Meckey
Title:	Chief Executive Officer

SELLER:

UPHEALTH HOLDINGS, INC.

By:	/s/ Samuel Meckey
Name:	Samuel Meckey
Title:	Chief Executive Officer

SELLER PARENT:

UPHEALTH, INC.

By:	/s/ Samuel Meckey
Name:	Samuel Meckey
Title:	Chief Executive Officer

Exhibit A

Form of Release Agreement

(See Attached)

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of [•], 2023, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), UpHealth, Inc., a Delaware corporation (“Parent” and together with Holdings, collectively the “Releasor Parties” and each a “Releasor Party”), in favor of Innovations Group, Inc., a Utah corporation (the “Company”), and the other Released Parties (as defined below). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Stock Purchase Agreement, dated as of [•], 2023 (the “Purchase Agreement”) by and among Belmar MidCo, Inc., a Delaware corporation (“Buyer”), the Company and the Releasor Parties, pursuant to which, among other matters, Buyer has agreed to purchase from Holdings all of Holdings’ right, title and interest in and to the Shares (the “Transaction”);

WHEREAS, prior to the consummation of the Transaction, the Releasor Parties possess valuable confidential information regarding the Company and its Subsidiaries, and, as a result of the Transaction, the Releasor Parties shall receive significant consideration in connection with the Transaction;

WHEREAS, the parties desire that the full value of the Shares to be acquired pursuant to the Purchase Agreement and the entire goodwill of the Company allocable to such Shares be transferred to Buyer as part of the Transaction and acknowledge that Buyer’s failure to receive the full value of the business interests of the Company and its Subsidiaries allocable to such Shares and the entire goodwill contemplated by the Transaction would have the effect of reducing the value of the Company to Buyer and its Subsidiaries; and

WHEREAS, (i) as a condition and material inducement to Buyer to agree to the Transaction, and (ii) to preserve the full value of the business interests and goodwill of the Company after the Transaction, the Purchase Agreement contemplates, among other things, that the Releasor Parties shall enter into this Release Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Releasor Party, intending to be legally bound, hereby agrees as follows:

1. Recitals. The Recitals to this Release Agreement are incorporated as material provisions of this Release Agreement as if restated in full in this Release Agreement.

2. Release. Effective upon (and only upon) the Closing Date (the “Effective Date”), each Releasor Party, for itself and its past, present, and future subsidiaries (other than the Group Companies), and its and their respective successors and assigns, and anyone claiming through any of them (collectively, the “Releasors”), hereby forever fully and irrevocably release and discharge Buyer, the Company and their respective direct and indirect subsidiaries and its and their respective past, present and future directors, officers, managers, employees, agents and representatives, and its and their respective heirs, executors, administrators, estates, predecessors, successors and assigns, as applicable, such individuals solely in their official capacities as such (collectively, the “Released Parties”), from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature or otherwise (including, claims for damages under a writing or contract or agreement or arising under duty or alleged tortious conduct, costs, expenses and attorneys’, brokers’, financial advisors’ and accountants’ fees and expenses) arising out of or related to events, facts, promises, representations (orally or in writing, affirmative or omitted), conditions or circumstances existing or arising on or prior to the Effective Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, patent or latent, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and hereby irrevocably agrees to waive and refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind, in any court or before any arbitration, alternative dispute resolution or other tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 2, “Released Claims” does not include, and the provisions of this Section 2 shall not release or otherwise diminish (a) any obligation, right, benefit or entitlement of any party hereto set forth in or arising under any provision of the Purchase Agreement, this Release Agreement or any other Ancillary Agreement (including, without limitation, any obligation to make a payment to a Releasor Party, or the right of a Releasor Party to receive a payment, of the transaction proceeds in accordance with and subject to the terms of the Purchase Agreement or such other agreement); and (b) claims which may not otherwise be released as a matter of applicable Law. Each Releasor Party covenants and agrees that it will not at any time hereafter commence, initiate or make any charge, complaint, action, suit, proceeding, hearing, claim or demand whatsoever, whether direct or indirect, express or derivative, against any of the Released Parties, in respect of any Released Claim. The release set forth in this Section 2 may be pleaded by any of the Released Parties, as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against such Released Party in violation hereof. If any Released Claim is brought or maintained by a Releasor Party against any Released Party in violation of the release set forth in this Section 2, such Releasor Party will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Party in defending the same. As to the Released Claims, the Releasors acknowledge and agree that they are aware of, have had the opportunity to seek legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

With full awareness and understanding of this provision, the Releasors hereby waive all rights that this provision or any comparable provision under any state, federal or non-U.S. law may give to such party as well as under any other statute or common law principles of similar effect. The Releasors understand that the facts with respect to which the release in this Section 2 is given may hereafter prove to be different from the facts now known or believed by them, and the Releasors hereby accept and assume the risk thereof and agree that such release and this Release Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts. The releases herein shall be construed broadly as general releases.

3. Additional Agreements and Acknowledgments.

(a) Acknowledgements. Each Releasor Party acknowledges that such Releasor Party (i) has had the opportunity to ask representatives of the Company questions with regard to agreements, releases and consents in this Release Agreement, and that all such questions have been answered fully and to the satisfaction of such Releasor Party; (ii) has had a reasonable time and opportunity to consult with such

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Releasor Party’s financial, legal, tax and other advisors, if desired, before signing this Release Agreement; (iii) fully understands the terms of this Release Agreement; (iv) has executed this Release Agreement knowingly, voluntarily and without any coercion, undue influence, threat or intimidation of any kind whatsoever by any Person; and (v) has all necessary power and authority to execute and deliver this Release Agreement.

(b) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Release Agreement shall be in writing and shall be deemed to have been given when personally delivered, upon transmission by e-mail (with proof of delivery or receipt) if sent by 11:59 p.m. Eastern Time, one (1) day after deposit with Federal Express or similar overnight courier service or three (3) days after being mailed by first class mail (return receipt requested). Any notices, demands or communications to a Releasor Party shall, unless another address is specified in writing, be sent to such Releasor Party’s address as set forth on the signature pages hereto.

(c) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Release Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

(d) Amendments. This Release Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and each Releasor Party.

(e) Assignment; Binding Effect. The rights and obligations of this Release Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, but neither this Release Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Company may, without the prior approval of the Releasor Parties, (i) assign its rights, interests, and obligations hereunder to any affiliate or in connection with the sale of the Company or any of its affiliates or any stock or assets of the Company or any of its affiliates, and (ii) grant liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral.

(f) Third-Party Beneficiaries. Each Released Party is an intended third-party beneficiary of this Release Agreement and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(g) Material Inducement. Each Releasor Party acknowledges that this Release Agreement is intended to be a material inducement for Buyer to, and Buyer will be relying on each Releasor Party’s execution and delivery to Buyer of, this Release Agreement in determining whether to proceed with the consummation of the transactions contemplated by the Purchase Agreement.

(h) Severability. If any provision of this Release Agreement is held to be illegal, invalid or unenforceable under any present or future legal requirement, rule or regulation, such provision shall be fully severable and this Release Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Release Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Release Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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(i) Counterparts. This Release Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

(j) Termination. This Release Agreement shall automatically terminate and have no further force and effect upon any valid termination of the Purchase Agreement in accordance with the terms thereof.

(k) Protected Disclosures; Defend Trade Secrets Act of 2016. Nothing contained in this Release Agreement or any other agreement limits a Releasor Party’s ability to file a charge or complaint with any Governmental Authority. In addition, nothing contained in this Release Agreement or otherwise limits a Releasor Party’s ability to communicate with any Governmental Authority or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Authority, including a Releasor Party’s ability to provide documents or other information, without notice to the Released Parties, nor does anything contained in this Release Agreement apply to truthful testimony in litigation. If a Releasor Party files any charge or complaint with any Governmental Authority and if the Governmental Authority pursues any claim on such Releasor Party’s behalf, or if any other third party pursues any claim on such Releasor Party’s behalf, the Releasor Party waives any right to monetary or other individualized relief (either individually or as part of any collective or class action). Each Releasor Party understands that pursuant to the federal Defend Trade Secrets Act of 2016, such Releasor Party shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(l) Injunctive Relief. It is specifically understood and agreed that any breach of this Release Agreement by a Releasor Party will result in irreparable injury to the Company, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce this Release Agreement against such Releasor Party through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, and without limitation of their right to damages and any and all other remedies available to them.

(m) Non-Exclusivity. The rights and remedies of the parties hereunder are not exclusive of or limited by any other rights or remedies that the parties may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of parties hereunder, and the obligations and liabilities of the parties hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the laws of unfair competition, misappropriation of trade secrets and the like. This Release Agreement does not limit the parties’ obligations or the rights under the terms of any other agreement between any of the parties.

(n) WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE

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JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS RELEASE AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, OR ENFORCEMENT HEREOF OR THEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS RELEASE AGREEMENT.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the undersigned has executed this Release Agreement as of the Effective Date.

RELEASOR PARTY:

UPHEALTH HOLDINGS, INC.

By:
Name:
Title:

A copy of any notice delivered pursuant to this Release Agreement shall be sent to:

c/o UpHealth, Inc. 14000 Military Trail
Suite 203
Delray Beach, FL 33484
Attention: Martin Beck, Chief Financial Officer
Email: martin.beck@uphealthinc.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
555 Mission Street
Suite 2400
San Francisco, CA 94105
Attention: Jeffrey Selman and John Maselli
Email: jeffrey.selman@us.dlapiper.com and
john.maselli@us.dlapiper.com

[Signature Page to Release Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement as of the Effective Date.

RELEASOR PARTY:

UPHEALTH, INC.

By:
Name:
Title:

A copy of any notice delivered pursuant to this Release Agreement shall be sent to:

c/o UpHealth, Inc.
14000 Military Trail
Suite 203
Delray Beach, FL 33484
Attention: Martin Beck, Chief Financial Officer
Email: martin.beck@uphealthinc.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US) 555 Mission Street
Suite 2400
San Francisco, CA 94105
Attention: Jeffrey Selman and John Maselli
Email: jeffrey.selman@us.dlapiper.com and john.maselli@us.dlapiper.com

[Signature Page to Release Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Release Agreement as of the Effective Date.

COMPANY:

INNOVATIONS GROUP, INC.

By:
Name:
Title:

A copy of any notice delivered pursuant to this Release Agreement shall be sent to:

c/o Belmar Companies

231 Violet Street, Suite 140

Golden, CO 80401

Attention: Rob Kilgore

Email rob@belmarpharmacy.com

with a copy to (which shall not constitute notice):

c/o Webster Equity Partners

1000 Winter Street

Waltham, MA 02451

Attention: David Malm

Email: dmalm@websterequitypartners.com

and

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: John LeClaire, Esq. and Cameron

Contizano, Esq.

Email: jleclaire@goodwinlaw.com and

ccontizano@goodwinlaw.com

[Signature Page to Release Agreement]

Exhibit B

Form of Escrow Agreement

(See Attached)

FORM OF

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into and effective as of [•], 2023 by and among Acquiom Clearinghouse LLC, a Delaware limited liability company (the “Escrow Agent”), Belmar MidCo, Inc., a Delaware corporation (“Buyer”), and UpHealth Holdings, Inc., a Delaware corporation (“Seller”, together with Buyer, the “Parties”). Capitalized terms not defined herein shall have the meaning assigned to them in the Purchase Agreement (as defined below); provided, however, that the Escrow Agent will not be responsible for determining or making inquiry into any term, capitalized or otherwise, not defined herein.

WHEREAS, the Parties have entered into that certain Stock Purchase Agreement, dated as of [•], 2023 (the “Purchase Agreement”), by and among Buyer, Innovations Group, Inc., a Utah corporation (the “Company”), Seller and UpHealth, Inc., a Delaware corporation, pursuant to which Buyer shall purchase from Seller all of the issued and outstanding common shares, no par value per share, of the Company (the “Shares”);

WHEREAS, Exhibit B to this Escrow Agreement sets forth the wire transfer instructions for Buyer and Seller.

WHEREAS, Section 2.3(b) of the Purchase Agreement provides that a cash amount equal to $[•] (the “Escrow Amount”) shall be placed in escrow (the “Escrow Account”); and

WHEREAS, the Parties desire for the Escrow Agent to act as escrow agent of the Escrow Amount, and the Escrow Agent agrees to administer such funds in accordance with the terms of this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.	Terms and Conditions

1.1. The Parties hereby appoint the Escrow Agent as their escrow agent, and the Escrow Agent hereby accepts its duties as provided herein. The initial escrow deposit for the Escrow Amount will be $[•] (the “Escrow Fund”).

1.2. Buyer will notify the Escrow Agent of the Closing Date. On the Closing Date, Buyer shall remit the Escrow Amount to the Escrow Agent using the wire instructions set forth below, to be held and disbursed and invested as provided in this Escrow Agreement.

Citizens Bank

ABA:

Account:

Account Name:

Reference:

Attention: Ali Arend

1.3. Within two (2) Business Days of receipt of written instructions (“Joint Instructions”) executed by an authorized representative of each of Buyer and Seller (a list of whom are provided in Exhibit A-1 and Exhibit A-2, respectively), to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Fund from the Escrow Account, the Escrow Agent shall disburse funds held in the Escrow Account as provided in such Joint Instructions and this Section 1.3, but only to the extent that funds are collected and available. The Joint Instructions shall identify the Party on Exhibit B to whom the disbursement shall be made and shall include the amount to be disbursed to each such payee. Disbursements pursuant to Joint Instructions shall be made on the same Business Day as the Escrow Agent receives such Joint Instructions, or the next Business Day if such Joint Instructions are received after 3:00 p.m. Eastern Time. The Escrow Agent shall, if acting in accordance with this Agreement, have no responsibility for, and is hereby relieved of all liability to Buyer, Seller and all other persons and entities with respect to the manner in which funds are applied or disbursed hereunder. For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.4 is authorized or required by law or executive order to remain closed. The Parties agree that the Escrow Agent shall be entitled to rely conclusively and without further inquiry upon any Joint Instructions received by it and shall have no liability to the Parties for any disbursements made in accordance with any such Joint Instructions.

1.4. In the event that Buyer or Seller provide a formal notice to the other regarding a claim against funds in the Escrow Fund, the party delivering such notice shall simultaneously deliver a copy of such notice to Escrow Agent; provided, however, that Escrow Agent shall have no duty to act upon any such notice, which shall be considered informational only with respect to Escrow Agent.

1.5. Within two (2) Business Days after the final determination of the Actual Adjustment, the Parties shall deliver Joint Instructions to the Escrow Agent instructing the Escrow Agent to distribute the Escrow Fund in accordance with Section 2.5(h) of the Purchase Agreement.

II.	Provisions as to the Escrow Agent

2.1. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s fraud, willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time, including without limitation call-back procedures. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to such security procedure may result in a delay in accomplishing such funds transfer and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2. The Parties acknowledge and agree that the Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.3. This Escrow Agreement constitutes the entire agreement between the Escrow Agent, Buyer and Seller in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Buyer and Seller, or either of them, including, without limitation, the Purchase Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or that the Escrow Agent may have knowledge thereof; provided, that, to the extent there exists a conflict between the terms and provisions of the Escrow Agreement and the Purchase Agreement, solely as between Buyer and Seller (including disputes concerning the Escrow Fund or this Escrow Agreement, each of which do not include the Escrow Agent), the terms and provisions of the Purchase Agreement will control.

2.4. The Escrow Agent shall not in any way be responsible for nor shall it be its duty to notify any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in this Escrow Agreement.

2.5. The Escrow Agent shall be protected in acting upon any written instruction, notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

2.6. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates, agents, attorneys, custodians or nominees. The Escrow Agent and any director, officer or employee of the Escrow Agent or its affiliates may become pecuniarily interested in any transaction in which any of the other parties hereto may be interested and may contract with and lend money to any such party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any such party. The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

2.7. In the event of any disagreement between Buyer and Seller, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option and following notice to the Parties, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of Buyer and Seller and all other interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among Buyer and Seller and all other interested parties, and the Escrow Agent shall have been notified thereof in writing signed by Buyer and Seller and, in either event, if a disbursement is to be made from the Escrow Account, the Escrow Agent receives Joint Instructions (upon which the Escrow Agent shall be entitled to rely conclusively and without inquiry) setting forth the amount to be disbursed and the person or entity to whom the disbursement is to be made. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in its sole discretion. Upon such tender, Buyer and Seller agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement.

2.8. Buyer and Seller jointly and severally agree to defend, indemnify and hold harmless the Escrow Agent and its officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s fraud, gross negligence or willful misconduct. The provisions of this Section 2.8 shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent. Solely as between Buyer and Seller, Buyer and Seller agree that all obligations and liabilities under this Agreement (including any indemnification obligations, but excluding Buyer’s obligations pursuant to Section 3.1) will be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

2.9. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.10. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to Buyer and Seller or may be removed, with or without cause, by Buyer and Seller, acting jointly, at any time by providing written notice thereof signed by Buyer and Seller to the Escrow Agent. Such resignation or removal shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. Buyer and Seller shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to the date such resignation or removal is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then administered by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III.	Compensation of the Escrow Agent

3.1. Buyer shall pay the fees set forth on Exhibit C for the services provided by the Escrow Agent hereunder. The Escrow Agent is hereby granted the right to set off and deduct any unpaid fees and unsatisfied indemnification rights from the Escrow Fund that remain unpaid for a period of thirty (30) days after providing the Parties with an invoice for such amounts. The terms of this paragraph shall not in any way limit the rights of the Escrow Agent to indemnification as set forth in this Escrow Agreement.

IV.	Miscellaneous

4.1. The Escrow Agent shall not be liable for collection items until such proceeds have been received or the Federal Reserve has given the deposit bank holding the Escrow Fund credit for the funds.

4.2. During the term of this Escrow Agreement, the Escrow Fund shall be held at Citizens Bank un-invested. As of the date of this Escrow Agreement, the investments in the Escrow Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. Buyer and Seller recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to Buyer or Seller or any other person or entity for any loss incurred in connection with any such investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent and/or any of its affiliates may receive compensation from third parties based on balances deposited in the Escrow Account. The Escrow Agent shall use its best efforts to invest funds on a timely basis upon receipt of such funds; provided, however, that the Escrow Agent shall in no event be liable for compensation to Buyer or Seller or other person or entity related to funds which are held un-invested or funds which are not invested timely. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. Any investment earnings and income on the funds held in the Escrow Account shall become part of the Escrow Account and shall be payable to Buyer in accordance with this Escrow Agreement or any Joint Instructions. Any interest will accrue on the Escrow Fund deposits beginning the day immediately following the day the Escrow Fund deposits are received, based on the daily average balances of the Escrow Fund so held in the Escrow Account. Any interest will be credited monthly and become part of the Escrow Fund.

4.3. The Escrow Agent shall provide monthly reports of transactions and holdings to Buyer and Seller as of the end of each month, at the address provided by Buyer and Seller (and otherwise by email at such times as either Party may reasonably request). On or before the execution and delivery of this Escrow Agreement, each of Buyer and Seller shall provide the Escrow Agent with completed IRS Form W-9 or IRS Form W-8, whichever is appropriate, or any successor forms thereto, in a form and substance satisfactory to the Escrow Agent including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Buyer and Seller agree that for U.S. federal and applicable state and local income tax purposes, subject to the terms and conditions of this Escrow Agreement: (i) Buyer shall be treated as the owner of the funds held in the Escrow Account (until, for the avoidance of doubt, the Escrow Amount is distributed in accordance with Section 1.5); (ii) the right of Seller to the Escrow Account with respect to its sale of the Shares to Buyer pursuant to the Purchase Agreement shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”) and any corresponding provision of foreign, state or local law, as appropriate; and (iii) if and to the extent any amount of the Escrow Account is actually distributed to Seller, interest may be imputed on such amount, to the extent required by Section 483 or 1274 of the Code. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Code to be delivered and filed with the IRS by the Escrow Agent (if applicable), the Escrow Agent shall not have any duty to prepare or file any U.S. federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. With respect to the preparation and delivery of the required IRS form(s) and all matters pertaining to the reporting of earnings on funds held under this Escrow Agreement, the Escrow Agent shall be entitled to request and receive written instructions from Buyer and Seller, and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written instructions. Buyer and Seller, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds held under this Escrow Agreement or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided in this Section 4.3 is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

4.4. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by electronic mail to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to the Escrow Agent:

Acquiom Clearinghouse LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Ali (Bryson) Arend

Telephone: (303) 222-2085; (303) 222-2080

Facsimile: (720) 554-7828

Email: aarend@srsacquiom.com; cc: escrowagent@srsacquiom.com

If to Buyer:

Belmar MidCo, Inc.

c/o Belmar Companies

231 Violet Street, Suite 140

Golden, CO 80401

Attention: Rob Kilgore

Email: rob@belmarpharma.com

with a copy to (which shall not constitute notice):

c/o Webster Equity Partners

1000 Winter Street

Waltham, MA 02451

Attention: David Malm

Email: dmalm@websterequitypartners.com

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: John LeClaire, Esq. and Cameron Contizano, Esq.

Email: jleclaire@goodwinlaw.com; ccontizano@goodwinlaw.com

If to Seller:

c/o UpHealth, Inc.

14000 Military Trail

Suite 203

Delray Beach, FL 33484

Attention: Martin Beck, Chief Financial Officer

Email: martin.beck@uphealthinc.com

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman and John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.5. This Escrow Agreement is being made in and is intended to be construed according to the laws of the State of Delaware. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.6. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

4.7. If any provision of this Escrow Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.8. This Escrow Agreement is for the sole benefit of the Indemnified Parties, Buyer, Seller and the Escrow Agent, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

4.9. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

4.10 The Escrow Agent may reference the Parties as clients and disclose that it is serving as the escrow agent in connection herewith only with the prior written consent of the Parties.

4.11. This Escrow Agreement shall terminate upon the distribution of all funds and property held under this Escrow Agreement or upon the earlier joint written instructions of the Parties.

4.12. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.13. This Escrow Agreement may be executed by electronic transmission (including pdf) and in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.14. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the Parties shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibits A-1 and A-2 hereto (each, a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, U.S. federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

ACQUIOM CLEARINGHOUSE LLC, as the Escrow Agent

By:
Name:	Ali Arend
Title:	Senior Director

BELMAR MIDCO, INC.

By:
Name:	Robert Kilgore
Title:	Chief Executive Officer and President

UPHEALTH HOLDINGS, INC.

By:
Name:	Samuel Meckey
Title:	Chief Executive Officer

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: Belmar MidCo, Inc.

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number
Robert Kilgore	Chief Executive Officer and President

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

Date

By:
Name:	Robert Kilgore
Its:	Chief Executive Officer and President

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: UpHealth Holdings, Inc.

As an authorized officer of the UpHealth Holdings, Inc. and in my individual capacity, I hereby certify that the person listed below is an authorized signor for Seller, and that the title and signature appearing beside the signor’s name is true and correct.

Name	Title	Signature	Contact Number
Samuel Meckey	Chief Executive Officer		952-913-2762

IN WITNESS WHEREOF, this certificate has been executed by the undersigned on:

Date

By:
Name:	Samuel Meckey
Its:	Chief Executive Officer

EXHIBIT B

Wire Instructions

Belmar MidCo, Inc.:

[To be provided.]

UpHealth Holdings, Inc.

[To be provided.]

EXHIBIT C

Schedule of Escrow Agent Fees

Acceptance Fee:	Waived

Initial Fees as they relate to Acquiom Clearinghouse LLC acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Annual Administration Fee:	Waived

For ordinary administrative services by Escrow Agent – includes daily routine account management; interest tracking; monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and delivery of trust account statements to all applicable parties. These fees cover a full year, or any part thereof, and thus are not pro-rated in the year of termination. The annual fee is billed in advance and payable prior to that years’ service.

Acquiom Clearinghouse LLC’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: Two (2)

•	Estimated Term: [•]

•	Amount of Escrow: [•]

•	Estimated number of disbursements: Two (2)

•	Investment in an account at Citizens Bank that will remain un-invested

Out-of-Pocket Expenses:	Billed At Cost